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Exhibit 10.9

CREDIT AGREEMENT

among

GRAMERCY CAPITAL CORP.,
and GKK CAPITAL LP,
individually and collectively as Borrower,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Banks,

and

[                                                 ],
as Administrative Agent

with

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger and Sole Book Manager

Dated as of July    , 2004

6.03	Notice of Borrowing	32
6.04	Opinions of Counsel	32
6.05	Borrower's Closing Certificate	33
6.06	Governing Documents	33
6.07	Incumbency Certificate	33
6.08	Collateral Documents	33
6.09	Borrowing Certificate	33
6.10	Adverse Change, Etc.	33
6.11	Borrowings	33
6.12	Fees, Etc.	34
6.13	Consummation of Transaction	34
SECTION 7 REPRESENTATIONS, WARRANTIES AND AGREEMENTS
7.01	Organization and Good Standing	35
7.02	Authorization and Power	36
7.03	No Conflicts or Consents	36
7.04	Enforceable Obligations	36
7.05	Agreements	36
7.06	Solvency	36
7.07	Governmental Approvals	36
7.08	Financial Condition	37
7.09	Full Disclosure	37
7.10	No Default	37
7.11	Material Adverse Event	37
7.12	No Litigation	37
7.13	Taxes	37
7.14	No Plan Assets	37
7.15	Compliance with Law	38
7.16	Government Regulation	38
7.17	Insider	38
7.18	Fiscal Year	38
7.19	Use of Proceeds; Margin Regulations	38
7.20	The Collateral Documents	38
7.21	Brokerage Fees	38
7.22	Principal Place of Business; Location of Records; Federal Tax ID	38
7.23	Office of Foreign Assets Control	39
7.24	Patriot Act	39
7.25	Certain Tax Matters	39
7.26	REIT Status	39
SECTION 8 AFFIRMATIVE COVENANTS
8.01	Financial Statements, Reports and Documents	40
8.02	Payment of Taxes	42
8.03	Maintenance of Existence and Rights	43
8.04	Other Notices	43
8.05	Compliance with Loan Documents	43
8.06	Operations and Properties	43
8.07	Books and Records; Access	43
8.08	Compliance with Law	43

8.09	REIT Status	43
8.10	Insurance	44
8.11	Authorizations and Approvals	44
8.12	Maintenance of Liens	44
8.13	Further Assurances	44
8.14	ERISA	44
8.15	Legal Separateness, Etc.	45
SECTION 9 NEGATIVE COVENANTS
9.01	Mergers, Etc.	46
9.02	Negative Pledge
9.03	Fiscal Year and Accounting Method	46
9.04	Governing Documents	46
9.05	Filing of Agreement	46
9.06	Financial Covenants	46
9.07	Additional Subsidiary Indebtedness	47
9.08	Limitation on Distributions	47
SECTION 10 EVENTS OF DEFAULT
10.01	Events of Default	48
10.02	Remedies Upon Event of Default	50
10.03	Performance by Administrative Agent	51
SECTION 11 THE ADMINISTRATIVE AGENT
11.01	Appointment	51
11.02	Administration of Loans by Administrative Agent	51
11.03	Delegation of Duties	52
11.04	Exculpatory Provisions	52
11.05	Reliance by Administrative Agent	52
11.06	Notice of Default	52
11.07	Banks' Credit Decisions	53
11.08	Administrative Agent's Reimbursement and Indemnification	53
11.09	Administrative Agent in its Individual Capacity	53
11.10	Holders	54
11.11	Successor Administrative Agent	54
11.12	Duties in the Case of Enforcement	54
SECTION 12 MISCELLANEOUS
12.01	Payment of Expenses, Etc; Indemnification	56
12.02	Right of Setoff	57
12.03	Notices	57
12.04	Benefit of Agreement; Participations; Additional Banks; Register; New Notes; Etc.	58
12.05	No Waiver; Remedies Cumulative	60
12.06	Payments Pro Rata; Adjustments	60
12.07	Calculations; Computations	61

12.08	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	62
12.09	Counterparts	63
12.10	Effectiveness	63
12.11	Headings Descriptive	63
12.12	Amendment, Waiver, Consent, Etc.	63
12.13	Survival	64
12.14	Domicile of Loans	64
12.15	Audits of Borrowing Certificates	65
12.16	Defaulting Banks	65
12.17	Confidentiality	65
12.18	Usury Laws	66
12.19	Integration	66
12.20	Joint and Several Liability	66
12.21	The Administrative Agent's Appointment as Attorney-in-Fact	68
12.22	Exculpation of Administrative Agent	69

SCHEDULES
SCHEDULE I	Commitments
SCHEDULE II	Applicable Lending Offices
SCHEDULE III	Collection Account

EXHIBITS
EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C	Form of Joinder Agreement
EXHIBIT D	Form of Section 4.04(b)(ii) Certificate
EXHIBIT E	Form of Assignment and Acceptance Agreement
EXHIBIT F	Form of Pledge Agreement
EXHIBIT G	Form of Custodial Agreement
EXHIBIT H	Form of Borrowing Certificate
EXHIBIT I	Form of Security Agreement
EXHIBIT J	Form of Account Control Agreement
EXHIBIT K	Borrowing Checklist
EXHIBIT L	Form of Certificate of Responsible Officer

        CREDIT AGREEMENT, dated as of July [    ], 2004, among GRAMERCY CAPITAL CORP., a Maryland corporation and GKK CAPITAL LP, a                        limited partnership (individually and collectively, as the context may require, the "Borrower"), the financial institutions listed in Schedule I and each other financial institution which has been assigned an interest hereunder pursuant to Section 12.04(c), as evidenced by an Assignment and Acceptance Agreement (each, a "Bank" and, collectively, the "Banks"), [                        ], acting in the manner and to the extent described in Section 11 (in such capacity, the "Administrative Agent"), and WACHOVIA CAPITAL MARKETS, LLC, as Sole Lead Arranger and Sole Book Manager.

W I T N E S S E T H

        WHEREAS, the Borrower has requested that the Banks make loans for the purpose of funding the cost of Liquidity Events (hereinafter defined) and the cost of the acquisition of Eligible Assets (hereinafter defined); and

        WHEREAS, the Banks are willing to lend funds, subject to and upon the terms and conditions herein set forth;

        NOW, THEREFORE, IT IS AGREED:

SECTION 1

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

        1.01    Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Account Control Agreement" shall mean an Account Control Agreement, substantially in the form attached hereto as Exhibit J, among the Borrower and the Administrative Agent, for the benefit of the Banks and the Bank (as that term is defined in the Account Control Agreement).

        "Acquisition Facility" shall mean that certain $50,000,000 revolving credit facility evidenced by that certain Acquisition Repurchase Agreement dated of even date herewith, by and between Gramercy Capital Corp., a Maryland corporation and GKK Manager, LLC, a                        limited liability company, as seller, and                        , as buyer (the "Acquisition Repurchase Agreement").

        "Act of Insolvency" shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

        "Adjusted EBITDA" shall mean, for any Person, (a) EBITDA less (b) Loss Reserves for the applicable period.

        "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.11.

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall mean this Credit Agreement, as modified, supplemented and amended from time to time.

        "Applicable Lending Office" shall mean, with respect to each Bank, (i) such Bank's Base Rate Lending Office in the case of a Base Rate Loan and (ii) such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

        "Applicable Margin" shall have the meaning given to such term in the Fee Letter.

        "Approved Banks" shall mean any bank, savings and loan association, savings institution, trust company or national banking association.

        "Approved Use" shall have the meaning provided in Section 2.13.

        "Assignment and Acceptance Agreement" shall mean the agreement and instrument contemplated in Section 12.04(c) hereof, pursuant to which any Bank assigns all or any portion of its rights and obligations hereunder, which agreement shall be in the form of Exhibit E attached hereto.

        "Associated Value" shall mean, with respect to any Eligible Asset which the Borrower has identified to be pledged to the Administrative Agent for the benefit of the Banks as collateral for Borrower's Obligations hereunder and under the other Loan Documents, the value of such Eligible Asset shall be the value as determined by the Administrative Agent in its sole and absolute discretion; provided, however, that in the event that the Eligible Asset to be pledged was previously the subject of a Transaction with proceeds under, and as that term is defined in, the Acquisition Facility or the Master Repo Facility, as applicable, the Associated Value of such Eligible Asset shall be the Market Value most recently attributed thereto pursuant to, and as that term is defined in, the Acquisition Facility or the Master Repo Facility, as applicable, unless the Administrative Agent shall have previously questioned such Market Value of the Eligible Asset, in which event the Associated Value of such Eligible Asset shall be the value assigned to such Eligible Asset by the Administrative Agent in its sole and absolute discretion.

        "Bank" shall have the meaning provided in the first paragraph of this Agreement.

        "Bank Default" shall mean (i) the refusal (which has not been retracted) or the failure of a Bank to abide by any of its obligations under this Agreement (including without limitation its obligation to make available its portion of any Borrowing), which refusal or failure, as the case may be, is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof or (ii) a Bank having notified in writing the Borrower and/or the Administrative Agent that such Bank does not intend to comply with its obligations under Section 2.01(a).

        "Bank Indemnitees" shall have the meaning provided in Section 12.01.

        "Base Rate" shall have the meaning provided in Section 2.09(a).

        "Base Rate Lending Office" shall mean, with respect to each Bank, the office of such Bank specified as its "Base Rate Lending Office" opposite its name on Schedule II or such other office, Subsidiary or Affiliate of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

        "Base Rate Loan" shall mean any Loan designated or deemed designated as such by the Borrower, as the case may be, at the time of the incurrence thereof or conversion thereto and bearing interest as described in Section 2.09(a).

        "Borrower" shall have the meaning provided in the first paragraph of this Agreement; provided, however, that each Newly Formed Subsidiary executing a Joinder Agreement in the form of Exhibit C attached hereto shall, from and after the date thereof, be collectively, together with Gramercy Capital Corp., GKK Manager, LLC, and any other such Newly Formed Subsidiary, a "Borrower" for purposes of this Agreement.

        "Borrowing" shall mean the borrowing of Loans of one Type from all the Banks on a given date (or the conversion of a Loan or Loans of a Bank or Banks on a given date).

        "Borrowing Certificate" shall mean a certificate of the Borrower substantially in the form of Exhibit H, setting forth (i) the use for which the Borrowing being requested will be expended, and (ii) the Borrower's certification that such use is an Approved Use and is fully authorized under the Borrower's Governing Documents.

        "Borrowing Checklist" shall mean that certain checklist attached hereto as Exhibit K, pursuant to which                        .

        "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day on which commercial banks are open for business in New York and Minnesota, solely with respect to the Custodial Agreement (or such other state where a successor custodian has its principal place of business), and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day on which commercial banks are open in each of New York and London.

        "Capital Expenditures" shall mean, for any period, the product of (a) $0.15 multiplied times (b) the average number of square feet, during the period in question, in improvements constituting part of Real Property Assets owned by the Parent and/or its Consolidated Subsidiaries with respect to which the Parent and/or its Consolidated Subsidiaries has financial responsibility for recurring expenditures which are capitalized on the balance sheet of the Parent in conformity with GAAP, but expressly excluding portions of improvements which are leased to Persons which are not Consolidated Subsidiaries who have responsibility for repair, maintenance and/or replacement in accordance with the applicable lease or otherwise.

        "Capitalized Lease Obligations" shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

        "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

        "Cash and Cash Equivalents" shall mean (i) cash, (ii) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and

Federal Farm Credit System securities, (iv) time deposits, Domestic and Eurodollar certificates of deposit, bankers' acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody's and/or guaranteed by a Person with an Aa1 rating by Moody's, a AA- rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an Approved Bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA- by S&P and/or Aa1 by Moody's and/or guaranteed by a Person with an Aa1 rating by Moody's and/or a AA- rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody's and/or SP-l by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an Approved Bank), (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by a Person with an AA- rating given by S&P or Aa1 rating given by Moody's or better rated credit.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

        "Change of Control of any Borrower" shall mean, with respect to any Borrower (with the exception of Parent and the Operating Partnership), any event or series of events which results in Parent no longer owning one hundred percent (100%) of the Equity Interests of any such Borrower.

        "Change of Control of Parent" shall mean the occurrence of any of the following events: (a) prior to an internalization of management by Parent, if GGK Manager LLC is no longer the manager of Parent, (b) after such time as Parent is internally managed, any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of the Parent entitled to vote generally in the election of directors of 20% or more; or (c) the Parent shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of each Newly Formed Subsidiary. Notwithstanding the foregoing, neither the Administrative Agent, any Bank nor any other Person shall be deemed to approve or to have approved any internalization of management as a result of this definition or any other provision herein.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "Collateral" shall mean (i) all property (whether tangible or intangible) with respect to which any security interests have been granted by the Borrower (or purported to be granted) to the Administrative Agent, on behalf of the Banks, pursuant to any security agreement (including, without limitation, any Pledge Agreement or Security Agreement) to secure the Obligations, and (ii) [Purchased Items (as that term is defined in the Acquisition Repurchase Agreement)].

        "Collateral Documents" shall mean each Pledge Agreement, Security Agreement, Account Control Agreement and each other security agreement, guaranty, financing statement or other documents from time to time executed and delivered by the Loan Parties pursuant to such documents or otherwise pursuant to Section 5 (together with any documents or instruments amending or supplementing same).

        "Collection Account" shall mean the account set forth on Schedule III established by the Borrower on behalf of the Administrative Agent and subject to an Account Control Agreement, into which all Income shall be deposited.

        "Commitment" shall mean for each Bank, at any time, the amount set forth (i) opposite such Bank's name in Schedule I under the heading "Commitment" or (ii) if such Bank is an Eligible Assignee or a transferee Bank under Section 12.04(c), in the applicable Assignment and Acceptance Agreement, in each case, as such amount may be adjusted from time to time pursuant to the terms of this Agreement.

        "Consolidated Subsidiaries" shall mean any Subsidiary of Parent, or any other entity, which is consolidated with Parent in accordance with GAAP or which is required under GAAP to be consolidated with Parent.

        "Contingent Liabilities" shall mean with respect to any Person(s) and all Subsidiaries thereof (without duplication): (i) liabilities and obligations (including any Guarantee Obligations) of such Persons in respect of "off-balance sheet arrangements" (as defined in the SEC Off-Balance Sheet Rules) which would be required to be, or customarily would be, disclosed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of a Form 10-Q or Form 10-K (or their equivalents) which any such Person (or any Affiliate thereof) is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore) other than bona fide securitization transactions which fall into this category solely as a result of the application of FAS 140 or FIN 46, (ii) any obligation (including, without limitation, any Guarantee Obligation) whether or not required to be disclosed in the footnotes to any such Person's financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which in the case of an operating income guarantee shall be deemed to be equal to the debt service for the note secured thereby, through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. As used in this definition, the term "SEC Off-Balance Sheet Rules" means the Disclosure in Management's Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

        "Conversion" shall have the meaning provided in Section 2.07.

        "Cost of Funds" shall mean the per annum rate of interest which the Administrative Agent is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by the Administrative Agent.

        "Custodial Agreement" shall mean a custodial agreement, substantially in the form attached as Exhibit G hereto, by and among the Borrower, the Administrative Agent for the benefit of the Banks and the Custodian, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

        "Custodian" shall mean Wells Fargo Bank, N.A. and its successors in interest, as custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

        "Debt Service" shall mean, for any period, the sum of (a) Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Subsidiaries during such period, other than any balloon, bullet, margin or similar principal payment which repays such Indebtedness in full. Debt Service shall include a proportionate share of items (a) and (b) of all Unconsolidated Affiliates.

        "Debtor Relief Laws" shall mean any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies or recourse of creditors generally, including, without limitation, the Federal Bankruptcy Code and all amendments thereto, as are in effect from time to time.

        "Default Rate" shall mean a rate per annum equal to the interest rate applicable to Base Rate Loans plus six percent (6.00%).

        "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

        "Derivatives Contract" shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term "Derivatives Contract" includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

        "Derivatives Termination Value" means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Bank).

        "Distribution" shall mean, with respect to any Person, a dividend that such Person has declared or paid or any equity capital returned to its stockholders or partners, or that such Person has authorized or made any other distribution, payment or delivery of property (other than common stock or partnership interests of such Person) or cash to its stockholders or partners such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, any shares of any class of its capital stock or any partnership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or partnership interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire any shares of any class of the capital stock or any partnership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or partnership interests). Without limiting the foregoing, "Distributions" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

        "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

        "EBITDA" shall mean, for any period, determined with respect to any Person(s) on a consolidated basis, an amount equal to the sum of (a) net income (or loss) of such Person(s) for such period determined on a consolidated basis (prior to any impact from minority interests and before deduction of Preferred Dividends on preferred stock, if any, of such Person(s)), in accordance with GAAP, plus the following (but only to the extent actually included in determination of such net income (or loss)): (i) depreciation and amortization expense, (ii) interest expense, (iii) income tax expense and (iv) extraordinary or non-recurring gains and losses; plus (b) each such Person's pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA will be adjusted to remove all impact of FIN 46 and FAS 140 to the extent of related transfers to special purpose entities in connection with bona fide securitizations of Mortgage Assets (as that term is defined in the Acquisition Repurchase Agreement).

        "Effective Date" shall have the meaning provided in Section 12.10.

        "Eligible Asset" shall have the meaning given to such term in the Acquisition Repurchase Agreement as in effect on the date hereof.

        "Eligible Assignee" shall mean any Person (other than the Borrower or an Affiliate of the Borrower) consented to as such by the Administrative Agent and so long as no Event of Default or Incipient Default shall have occurred and be continuing, reasonably approved by the Borrower; provided that, in any event in either case, such consent and/or approval shall not be unreasonably withheld or delayed.

        "Employee Benefit Plan" shall mean an "employee benefit plan" within the meaning of Section 3(3) of ERISA or "plan" within the meaning of Section 4975 of the Code.

        "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

        "Environmental Law" shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

        "Equity Interest" shall mean, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

        "Equity Issuance" shall mean any issuance by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" shall mean any person (as defined in Section 3(g) of ERISA) which, together with the Borrower, would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "ERISA Group" shall mean any Person (or Subsidiary thereof) and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such person or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

        "Eurocurrency Reserve Period" shall have the meaning provided in Section 2.11(d).

        "Eurodollar Lending Office" shall mean, with respect to each Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule II or such other office, Subsidiary or Affiliate of such Bank as such Bank may from time to time specify as such to the Borrower and the Administrative Agent.

        "Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan, the rate per annum equal to the rate appearing at page 3750 of the Telerate Screen as one-month, two-month or six-month LIBOR, as selected by Borrower in accordance with this Agreement, at or about 9:00 a.m., New York City time, three (3) Business Days prior to the beginning of such Interest Period (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the average rate per annum at which three (3) mutually acceptable banks are offered Dollar deposits at or about 8:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Eurodollar Rate Loans are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Eurodollar Rate Loans to be outstanding on such day. The Eurodollar Rate shall be reset by the Administrative Agent as described above and the Administrative Agent's determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of the Administrative Agent.

        "Eurodollar Rate Loan" shall mean any Loan designated or deemed designated as such by the Borrower, as the case may be, at the time of the incurrence thereof or conversion thereto and bearing interest as described in Section 2.09(b).

        "Event of Default" shall have the meaning provided in Section 10.

        "Extension Fee" shall mean the Fee to be paid by Borrower to the Administrative Agent in connection with the Extension Period as provided for in the Fee Letter.

        "Extension Notice" shall have the meaning set forth in Section 4.05 hereof.

        "Extension Period" shall have the meaning set forth in Section 4.05 hereof.

        "Fair Value" shall have the meaning provided in Appendix D to the Statement of Financial Accounting Standards No. 87.

        "Federal Funds Rate" shall mean for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing and reputation reasonably selected by Administrative Agent.

        "Fees" shall mean those fees required to be paid by the Borrower pursuant to the terms of the Fee Letter.

        "Fee Letter" shall mean that certain Fee Letter dated as of July    , 2004 by and between Parent and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

        "Fixed Charge Coverage Ratio" shall mean, for any Person during any period, the Adjusted EBITDA for such period divided by the Fixed Charges for the same period.

        "Fixed Charges" shall mean, for any Person during any period, the sum of (a) Debt Service, (b) all Preferred Dividends, (c) Capitalized Lease Obligations paid or accrued during such period, (d) Capital Expenditures (if any), and (e) any amounts payable under any Ground Lease. Fixed Charges shall include a proportionate share of items (a), (b), (c), (d) and (e) of all Unconsolidated Affiliates.

        "Foreclosed Loan" shall have the meaning given to such term in the Master Repurchase Agreement.

        "Funds from Operation" or "FFO" shall mean, for a given period, (a) Net Income of the Parent and its Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation and amortization of real and personal property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.

        "Future Commitment" shall have the meaning provided in Section 12.16(b).

        "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States.

        "Governing Documents" shall mean, as to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

        "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over the Borrower, the Administrative Agent or any Bank, as applicable, or any of their respective businesses, operations or properties.

        "Governmental Plan" shall have the meaning specified in Section 3(32) of ERISA and/or Section 414(d) of the Code.

        "Ground Lease" shall mean a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the Mortgage Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee's interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

        "Guarantee Obligation" shall mean, as to any Person (the "guaranteeing person"), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

        "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any governmental authority.

        "Incipient Default" shall mean an event which with the giving of notice or the passage of time or both would become an Event of Default.

        "Income" shall mean, with respect to any Eligible Asset at any time, all collections and proceeds on or in respect of the Eligible Asset, including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by Servicer.

        "Indebtedness" shall mean, for any Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (including without limitation principal, interest, assumption fees, prepayment fees, contingent interest, and other monetary obligations whether choate or inchoate); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all "off-balance sheet arrangements" of such Person other than bona fide securitization transactions; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to the Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any obligation that is senior to the Purchased Asset, purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivative Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person's pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

        "Indemnified Party" shall have the meaning provided in Section 12.01(b).

        "Interest Coverage Rate" shall mean, as to any Person for any period, the ratio of (a) the Adjusted EBITDA of such Person to (b) the Interest Expense of such Person with respect to the same period.

        "Interest Determination Date" shall mean, with respect to any Eurodollar Rate Loan, the third Business Day prior to the commencement of any Interest Period relating to such Eurodollar Rate Loan.

        "Interest Expense" consists of any Person's total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), on a consolidated basis plus the Person's pro rata share of Interest Expense from Joint Venture Investments and Unconsolidated Affiliates, without duplication for the most recent period.

        "Interest Period" shall have the meaning provided in Section 2.10.

        "Interest Rate Protection Agreements" shall mean, with respect to any or all o the Purchased Assets, any futures contract, options related contract, short sale of US Treasury securities or any interest rate swap, cap, floor or collar agreement or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to the Administrative Agent.

        "Investment" shall mean, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in any Wachovia Facility document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

        "IPO" shall mean                        .

        "Joint Venture" shall mean                        .

        "Legal Requirements" shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower.

        "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

        "Liquidity Event" shall mean the exercise by the Buyer under, and as that term is defined in, the Acquisition Repurchase Agreement or the Master Repurchase Agreement, as applicable, of its right to require the Seller to cure a Margin Deficit under, and as those terms are defined in, the Acquisition Repurchase Agreement or the Master Repurchase Agreement, as applicable.

        "Loan" shall have the meaning provided in Section 2.01(a).

        "Loan Documents" shall mean this Agreement, the Notes (including any renewals, extensions, reissuances and refundings thereof), each Joinder Agreement, if any, each Pledge Agreement, each Security Agreement, each Account Control Agreement, each Assignment and Acceptance Agreement and any agreements or documents and such other agreements and documents, any amendments or supplements thereto or modifications thereof executed or delivered pursuant to the terms of this Agreement or any of the other Loan Documents.

        "Loan Event" shall mean the making of any Loan (including the Conversion of any Loan pursuant to Section 2.07).

        "Loan Party" shall mean the Parent, the Operating Partnership and each Newly Formed Subsidiary, if any.

        "Loss Reserves" shall mean, for any period an amount equal to [    ]. The Loss Reserves shall be determined on an aggregate basis with respect to all assets of the Parent and its Subsidiaries and a proportionate share of all assets of all Unconsolidated Affiliates.

        "Losses" shall have the meaning provided in Section 12.01(a).

        "Management Contract" shall mean that certain [Management Contract], dated as of July    , 2004, between [                        ], as                         , and [                        ], as Manager, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

        "Management Fee" shall mean                        .

        "Manager" shall have the meaning assigned thereto in the Management Contract.

        "Mandatory Prepayment" shall mean any repayment of any Loan required pursuant to Section 4.02 hereof.

        "Mandatory Redeemable Stock" means, with respect to the Borrower or any Subsidiary, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the maturity date hereof or of the Acquisition Facility or the Master Repo Facility.

        "Margin Stock" shall have the meaning provided in Regulations U and X of the Board of Governors of the Federal Reserve System.

        "Master Repo Facility" shall mean that certain $250,000,000.00 revolving credit facility evidenced by that certain Master Repurchase Agreement dated of even date herewith, by and between                         , as seller, and Wachovia Capital Investment, Inc., as buyer (the "Master Repurchase Agreement").

        "Material Adverse Event" shall mean any circumstances or events which (a) has had, or could reasonably be expected to have, a material adverse effect on the Borrower or on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, (b) has had, or could reasonably be expected to have, any material adverse effect whatsoever upon the validity, performance or enforceability of any of the Loan Documents or (c) has impaired or jeopardized, or could reasonably be expected to impair or jeopardize, the obligation or ability of any Loan Party to fulfill its obligations under the Loan Documents.

        "Maturity Date" shall mean the earlier of (i) July    , 2006, as such date may be extended pursuant to Section 4.05 hereof, subject in any event to acceleration pursuant to Section 10.02 hereof, and (ii) the termination, maturity or earlier acceleration of the Master Repo Facility and/or the Acquisition Facility.

        "Moody's" shall mean Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to the Administrative Agent.

        "Mortgage Asset" shall have the meaning given to such term in the Master Repurchase Agreement.

        "Net Income" shall mean, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

        "Newly Formed Subsidiary" shall mean a newly formed wholly-owned Subsidiary of the Parent established for the sole purpose of acquiring title to an Eligible Asset in accordance with the terms of this Agreement, which Newly Formed Subsidiary shall be a Special Purpose Entity to the extent required by the Administrative Agent in its sole and absolute discretion.

        "Non-Defaulting Bank" shall mean and include each Bank other than a Defaulting Bank.

        "Non-Recourse Indebtedness" shall mean, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

        "Note" shall have the meaning provided in Section 2.06(a).

        "Notice of Borrowing" shall have the meaning provided in Section 2.04.

        "Notice of Conversion" shall have the meaning provided in Section 2.07.

        "Notice Office" shall mean the office of the Administrative Agent located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, or such other office as the Administrate Agent may hereafter designate in writing as such to the other parties hereto.

        "Obligations" shall mean all amounts owing or accruing to the Administrative Agent or any Bank pursuant to the terms of this Agreement or any other Loan Document.

        "Operating Partnership" shall mean GKK Capital LP, a                        limited partnership.

        "Outstanding Obligations" shall have the meaning provided in Section 4.02(a).

        "Overall Transaction" shall mean the transactions contemplated by the Loan Documents.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "Parent" shall mean Gramercy Capital Corp., a Maryland corporation.

        "Participant" shall have the meaning provided in Section 12.04(b).

        "Payment Date" shall mean (x) as to any Base Rate Loan, the first (1st) Business Day of each calendar month, and (y) as to any Eurodollar Rate Loan, the last Business Day of the Interest Period for such Eurodollar Rate Loan [but in no event less than quarterly.]

        "Payment Office" shall mean the office of the Administrative Agent located at One Wachovia Center, 301 South College Street, 16th Floor, Charlotte, North Carolina 28288, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

        "Percentage" shall mean for each Bank the percentage determined by dividing such Bank's Commitment at such time by the Total Commitment at such time, it being understood that references herein to the Commitment of a Bank and the Total Commitment at a time when such Commitment or the Total Commitment, as the case may be, has been terminated shall be references to such Commitment or Total Commitment in effect immediately prior to such termination.

        "Permitted Assignee" shall mean a commercial bank or savings bank or similar financial institution, life insurance company, investment bank, pension fund, real estate investment trust or similar institutional lender, or any subsidiary or affiliate thereof, or any subsidiary or affiliate thereof.

        "Person" shall mean any individual, limited liability company, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

        "Plan Assets" shall have the meaning provided in Appendix D to Statement of Financial Accounting Standards No. 87.

        "Pledge Agreement" shall have the meaning set forth in Section 5.01.

        "Preferred Dividends" shall mean, for any period and without duplication, all Restricted Payments paid or accrued during such period on Preferred Securities issued by the Parent or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatory Redeemable Stock) payable to holders of such class of Equity Interests; (b) to the Parent or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

        "Preferred Securities" shall mean, with respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.

        "Prepayment Trigger Event" shall have the meaning set forth in Section 4.02(b).

        "Prime Rate" shall mean the prime rate announced to be in effect from time to time by the Administrative Agent as its prime rate. The prime rate is not intended to be the lowest general rate of interest charged by the Administrative Agent to its customers.

        "Purchase Date" shall mean                        .

        "Purchased Assets" shall mean                        .

        "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

        "Real Property Assets" shall mean, as of any time, the real property assets (including interests in preferred equity and participating mortgages in which the lender's interest therein is characterized as equity according to GAAP) owned directly or indirectly by Parent or a Consolidated Subsidiary at such time.

        "Register" shall have the meaning provided in Section 12.04(d).

        "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof or other regulations relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "REIT" shall mean a Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Code which are necessary to qualify such Person as a "real estate investment trust", as defined in Section 856(a) of the Code.

        "Regulations T, U and X" shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

        "Release" shall mean the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

        "REO Property" shall have the meaning given to such term in the Master Repurchase Agreement.

        "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections ..21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

        "Required Banks" shall mean, at any time, Non-Defaulting Banks holding more than 66 2/3% of the then aggregate unpaid principal amount of the Notes then held by Non-Defaulting Banks or, if no such principal amount is then outstanding, Non-Defaulting Banks holding more than 66 2/3% of the sum of the Commitments of Non-Defaulting Banks.

        "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Eurocurrency Liabilities" as defined in Regulation D.

        "Responsible Officer" shall mean, as to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

        "Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any Subsidiary now or hereafter outstanding.

        "Rollover Notice" shall have the meaning provided in Section 2.10.

        "S&P" shall mean Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or, if Standard & Poor's Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to the Administrative Agent.

        "Section 4.04(b)(ii) Certificate" shall have the meaning provided in Section 4.04(b)(ii).

        "Secured Indebtedness" shall mean, with respect to any Person, (a) all Indebtedness of such Person that is secured in any manner by any lien or encumbrance on any property plus (b) such Person's pro rata share of the Secured Indebtedness of any of such Person's Unconsolidated Affiliates.

        "Security Agreement" shall have the meaning set forth in Section 5.01.

        "Servicer" shall have the meaning given to such term in the Acquisition Repurchase Agreement.

        "SLG" shall mean SL Green Realty Corp., a                        corporation.

        "Sole Book Manager" shall have the meaning set forth in Section 12.04(g).

        "Sole Lead Arranger" shall have the meaning set forth in Section 12.04(g).

        "Special Purpose Entity" shall mean any Newly Formed Subsidiary that has not, does not and will not:

          (i)    engage in any business or activity other than the ownership and maintenance of the Eligible Asset, and activities incidental thereto;

          (ii)   acquire or own any assets other than its Eligible Asset;

          (iii)  merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

          (iv)  fail to observe all applicable organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

          (v)   own any subsidiary, or make any investment in, any Person;

          (vi)  commingle its assets with the assets of any other Person;

          (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan;

          (viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that any such Newly Formed Subsidiary's financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of the Parent;

          (ix)  enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of any such Newly Formed Subsidiary, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm's-length basis with unaffiliated third parties;

          (x)   maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

          (xi)  assume or guarantee the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

          (xii) make any loans or advances to any Person;

          (xiii) fail to file its own tax returns or files a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements), except to the extent that Borrower is treated as a "disregarded entity" for tax purposes and is not required to file tax returns under applicable law, or pay any taxes required to be paid under applicable law;

          (xiv) fail to conduct its business solely in its own name;

          (xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

          (xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Debtor Relief Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors, or (e) allow any Lien to encumber its Eligible Asset or any portion thereof;

          (xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses or to use separate stationery, invoices and checks;

          (xviii) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds;

          (xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or

          (xx) fail to maintain a sufficient number of employees in light of its contemplated business operations.

        "Subsidiary" shall mean, for any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

        "Tangible Net Worth": shall mean, as of a particular date:

        (a)    all amounts which would be included under capital (or any like caption) on a consolidated balance sheet of any Person(s) at such date, determined in accordance with GAAP, less

        (b)    (i) amounts owing to such Person(s) from any Affiliates thereof (other than "arm's length" loans to SLG), or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets [(other than Interest Rate Protection Agreements specifically related to the Purchased Assets)], (iii) prepaid taxes and/or expenses and (iv) the value of any Mortgage Asset which, after its Purchase Date, becomes REO Property.

        "Tax Based Accounting Principles" shall mean those generally accepted tax accounting principles and practices which are recognized as such in the United States for the purposes of complying with filing and reporting obligations under the Code, and which are consistently applied for all periods, after the date hereof, so as to properly and fairly reflect the financial position of the Borrower.

        "Taxes" shall have the meaning provided in Section 4.04(a).

        "Termination Event" shall mean                        .

        "Total Assets" shall mean, at any time, an amount equal to the aggregate book value of (a) all assets owned by any Person(s) (on a consolidated basis) and (b) the proportionate share of assets owned by non-consolidated subsidiaries of such Person(s), less (i) amounts owing to such Person(s) from any Affiliates thereof (other than arm's length loans to SLG), or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets [(other than Interest Rate Protection Agreements specifically related to the Purchased Assets)], and (iii) prepaid taxes and/or expenses.

        "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks. [The Borrower shall be permitted to reduce the Total Commitment from time to time so long as each such reduction is in an amount equal to not less than ten percent (10%) of the then existing Total Commitment.]

        "Total Indebtedness" shall mean, at any time, without duplication, all Indebtedness and Contingent Liabilities of any Person and all Subsidiaries thereof determined on a consolidated basis, plus the pro rata share of Indebtedness and Contingent Liabilities of Unconsolidated Affiliates of such Person.

        "Total Liabilities Ratio" shall mean, as to any Person, the ratio of (a) the Total Indebtedness of such Person to (b) the Total Assets of such Person.

        "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Rate Loan.

        "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

        "Unconsolidated Affiliates" shall mean, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

        "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

        "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, or the priority of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York. "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection, or priority.

        "United States" and "U.S." shall each mean the United States of America.

        "Unsecured Indebtedness" consists of Total Indebtedness that is not Secured Indebtedness.

        "Wachovia Facility" shall mean any of this Agreement, the Acquisition Facility or the Master Repo Facility.

        1.02    Principles of Construction.    (a)    All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (b)   All accounting terms not specifically defined herein shall be construed in accordance with (i) in the case of accounting terms specifically applicable to the Borrower, Tax Based Accounting Principles, and (ii) in all other cases, generally accepted accounting principles.

SECTION 2

AMOUNT AND TERMS OF CREDIT

        2.01    The Commitment.

        (a)    Commitment Amount.    Subject to and upon the terms and conditions set forth herein, each Bank severally agrees, at any time and from time to time prior to the Maturity Date, to extend a revolving line of credit in the form of loans (any loan made by any Bank a "Loan" and Loans made by any Bank or by all the Banks, as the context requires, the "Loans") to the Borrower; provided, however, that after giving effect to such extension, the aggregate principal amount of Loans outstanding shall at no time exceed the Total Commitment, as then in effect.

        (b)    Limitation on Borrowings and Conversions.    Notwithstanding anything to the contrary herein contained, the Banks shall not be required to extend any Borrowing or effect any Conversion if:

          (i)    after giving effect to such Borrowing or Conversion, and the application of any proceeds from a Borrowing, the aggregate unpaid principal balance of the Loans would exceed the Total Commitment;

          (ii)   an Event of Default or an Incipient Default has occurred and is continuing;

          (iii)  a Material Adverse Event has occurred and is continuing; or

          (iv)  the Management Contract has been amended or modified in any material respect without the prior written consent of the Administrative Agent, which consent it may withhold in its sole and absolute discretion.

        2.02    The Loans.    Subject to and upon the terms and conditions set forth herein, each Bank severally agrees, at any time and from time to time prior to the Maturity Date, to make Loans to the Borrower, which Loans (a) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Rate Loans, provided that, except as otherwise specifically provided in Section 2.11(b), all Loans comprising the same Borrowing shall at all times be of the same Type and (b) may be prepaid and reborrowed in accordance with the provisions hereof and (c) the aggregate principal amount of Loans outstanding from any Bank shall not exceed at any one time such Bank's Commitment. More than one Borrowing may occur on the same date, but Eurodollar Rate Loans comprising more than five (5) Borrowings shall not be outstanding under this Agreement at any time, it being understood and agreed that for purposes of this sentence, previously separate Eurodollar Rate Loans that are subsequently consolidated into a single Eurodollar Rate Loan shall constitute one Borrowing.

        2.03    Amount of Each Borrowing.    The aggregate principal amount of each Borrowing of Loans hereunder shall be not less than $1,000,000 and increments of $1,000,000 thereafter, except as permitted or required by Sections 2.07 and 2.11(b), provided that the Borrower shall be permitted to make no more than two Borrowings of Loans per calendar month.

        2.04    Notice of Borrowing.    Whenever the Borrower desires to make a Borrowing of Loans hereunder, it shall give the Administrative Agent at its Notice Office at least two (2) Business Days' prior irrevocable notice of each Base Rate Loan and at least three (3) Business Days' prior irrevocable notice of each Eurodollar Rate Loan to be made hereunder, which notice shall be accompanied by a Borrowing Certificate and such other information as Administrative Agent may, in its reasonable discretion, reasonably require (including, without limitation, any information required to be delivered to the Administrative Agent pursuant to Section 6.11 hereof), provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. The Borrowing Certificate delivered by the Borrower in connection with any Borrowing in respect of a Liquidity Event shall include (i) a certification from the Borrower stating that the Borrower will, upon receipt of the proceeds of such Borrowing, have sufficient funds to satisfy such Liquidity Event, and (ii) evidence (in the form of calculations) in detail acceptable to the Administrative Agent to support the certification referenced in clause (i) above. Each such notice (each, a "Notice of Borrowing") shall be in the form of Exhibit A, appropriately completed to specify the aggregate principal amount of the Loans to be made pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day), whether the Loans being made pursuant to such Borrowing are to be maintained initially as Base Rate Loans or Eurodollar Rate Loans and, if Eurodollar Rate Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Bank notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. Each Notice of Borrowing shall be deemed to constitute a representation and warranty by the Borrower that the representations and warranties set forth in Section 7 are true and correct on and as of the date of such notice, with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties relate to an earlier date, in which case such Notice of Borrowing shall be deemed to constitute a representation and warranty by the Borrower that such representations and warranties were true and correct on and as of such earlier date, and that no Event of Default or Incipient Default has occurred and is continuing.

        2.05    Disbursement of Funds.    (a)    Subject to the conditions set forth herein, no later than 11:00 A.M. (New York time) on the date specified in each Notice of Borrowing, each Bank will make available, through such Bank's Applicable Lending Office, its pro rata portion of each Borrowing requested to be made on such date, in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will, upon the Administrative Agent's determination that the applicable conditions to making the requested Borrowing have been fulfilled, make available to the Borrower at its Payment Office the aggregate of the amounts so made available by the Banks. Unless the Administrative Agent shall have been notified by any Bank prior to the date of any such Borrowing that such Bank does not intend to make available to the Administrative Agent such Bank's portion of such Borrowing to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount; provided that the Administrative Agent shall have no obligation to make available to the Borrower amounts not received from any Bank. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank on demand. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall pay such corresponding amount to the Administrative Agent within one (1) Business Day of such notice, if such amount may be borrowed hereunder, and otherwise within three (3) Business Days of such notice. The Administrative Agent shall also be entitled to recover on demand from such Bank, the interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Bank, the Cost of Funds and (ii) if recovered from the Borrower, the Prime Rate in effect from time to time. Nothing in this Section 2.05 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

        (b)   The obligations of the Banks hereunder are several and not joint. Failure of any Bank to fulfill its obligations hereunder shall not result in any other Bank becoming obligated to advance more than its Percentage of any Loan, nor shall such failure release or diminish the obligations of any other Bank to fund its Percentage provided herein.

        2.06    Notes.    (a)    The Borrower's obligation to pay the principal of, and interest on, all the Loans made by each Bank shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each, a "Note" and, collectively, the "Notes"). The Note issued to each Bank shall (i) be payable to the order of such Bank and be dated the Effective Date, (ii) be in a stated principal amount equal to the Commitment of such Bank and be payable in the principal amount of the Loans evidenced thereby, (iii) mature, with respect to each Loan evidenced thereby, on the Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.09 in respect of the Base Rate Loans and Eurodollar Rate Loans, as the case may be, evidenced thereby and (v) be entitled to the benefits of this Agreement and each of the other Loan Documents. Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

        (b)   Upon receipt of an affidavit of an officer of a Bank as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

        2.07    Conversions.    The Borrower shall have the option to convert on any Business Day all or any portion equal to $1,000,000 or more of the outstanding principal amount of the Loans made pursuant to one or more Borrowings by the Borrower of one or more Types of Loan into a Borrowing of another Type of Loan (each, a "Conversion"), provided that (i) except as otherwise provided in Section 2.11(b), Eurodollar Rate Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Eurodollar Rate Loans being converted, (ii) no partial conversion of Eurodollar Rate Loans shall reduce the outstanding principal amount of Eurodollar Rate Loans made pursuant to a single Borrowing to less than $1,000,000, (iii) Base Rate Loans may only be converted into Eurodollar Rate Loans if no Event of Default is in existence on the date of the Conversion, and (iv) no Conversion pursuant to this Section 2.07 shall result in a greater number of Borrowings than is permitted under Section 2.02. Each such Conversion shall be effected by the Borrower, giving the Administrative Agent at its Notice Office prior to 11:00 A.M. (New York time) at least three (3) Business Days' prior notice (each, a "Notice of Conversion") specifying the Loans to be so converted and, if any Loan is to be converted into a Eurodollar Rate Loan, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed Conversion affecting any of its Loans. Upon any such Conversion the proceeds thereof will be applied directly on the day of such Conversion to prepay the outstanding principal amount of the Loans being converted.

        2.08    Pro Rata Borrowings.    All Borrowings of Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their respective Commitments. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Bank to make its Loans hereunder.

        2.09    Interest.    (a)    Each Base Rate Loan shall bear interest in respect of the unpaid principal amount thereof from the date the proceeds thereof are made available to the Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum (the "Base Rate") which shall be the greater of (x) the sum of (i) the Prime Rate in effect from time to time plus (ii) the Applicable Margin or (y) 0.50% per annum in excess of the Federal Funds Rate in effect from time to time.

        (b)   Each Eurodollar Rate Loan shall bear interest in respect of the unpaid principal amount thereof from the date the proceeds thereof are made available to the Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of (i) the Eurodollar Rate plus (ii) the Applicable Margin.

        (c)   In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans and, to the extent permitted by law and subject to the following sentence, overdue interest in respect of each Loan and any other overdue amount payable by the Borrower hereunder, whether at stated maturity, when required to be prepaid, upon acceleration or otherwise, shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate.

        (d)   In the event that any payment of principal or interest herein provided for shall become overdue beyond any applicable grace period, a "late charge" of five percent (5%) of the overdue payment shall become immediately due and payable to the Administrative Agent, for the pro rata benefit of all of the Banks, as liquidated damages for failure to make prompt payment. The imposition or payment of any such late charge shall not affect in any way the availability of any right or remedy that is otherwise available to the Administrative Agent or the Banks under any of the Loan Documents or applicable law.

        (e)   Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Loan, in arrears on each applicable Payment Date, (ii) in respect of each Loan, on any prepayment (on the amount prepaid), and (iii) at maturity, whether by acceleration or otherwise, and after such maturity, on demand.

        (f)    On each Interest Determination Date, the Administrative Agent shall determine the interest rate for the Eurodollar Rate Loans for which such determination is being made and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

        2.10    Interest Periods.    At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Eurodollar Rate Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Rate Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof (such notice, a "Rollover Notice"), the interest period (each, an "Interest Period") applicable to such Eurodollar Rate Loan, which Interest Period shall, at the option of the Borrower, be, in the case of any Eurodollar Rate Loan, a one, two, three or six-month period, provided that: (i) all Eurodollar Rate Loans comprising a Borrowing shall at all times have the same Interest Period except as otherwise required by Section 2.11(b); (ii) the initial Interest Period for any Eurodollar Rate Loan shall commence on the date of Borrowing of such Loan (including the date of any Conversion thereof from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires; (iii) if any Interest Period relating to a Eurodollar Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period for a Eurodollar Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and (v) no Interest Period shall extend beyond the Maturity Date. If upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, the Borrower has failed to elect a new Interest Period to be applicable to such

Eurodollar Rate Loan as provided above, the Borrower shall be deemed to have elected an Interest Period with a duration of one (1) month.

        2.11    Increased Costs, Illegality, Etc.    (a)    In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

          (i)    on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii)   at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Rate Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order or request), such as, for example, but not limited to, (A) a change in the basis of taxation of payments to any Bank or its Applicable Lending Office of the principal of, or interest on, the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank or its Applicable Lending Office imposed by the jurisdiction in which its principal office or Lending Office is located) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent covered by Section 2.11(d) and/or (y) other circumstances arising after the date hereof, affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

          (iii)  at any time, that the making or continuance of any Eurodollar Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by such Bank with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

  then, and in any such event, such Bank (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Rate Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Rate Loans which have not yet been incurred (including by way of Conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by law.

        (b)   At any time that any Eurodollar Rate Loan is affected by the circumstances described in Section 2.11 (a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Rate Loan affected by the circumstances described in Section 2.11 (a)(iii) shall) either (x) if the affected Eurodollar Rate Loan is then being made initially or pursuant to a Conversion, cancel said Borrowing by giving the Administrative Agent notice by telephone (confirmed in writing) of the cancellation on the same date that the Borrower was notified by the Bank or the Administrative Agent pursuant to Section 2.11(a)(ii) or (iii) or (y) if the affected Eurodollar Rate Loan is then outstanding, upon at least three (3) Business Days' written notice to the Administrative Agent, require the affected Bank to convert such Eurodollar Rate Loan into a Base Rate Loan or Loans, provided that, if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 2.11(b).

        (c)   If any Bank determines at any time that any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) adopted after the date hereof concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on the existence of such Bank's Commitment hereunder or its obligations hereunder, then the Borrower shall pay to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and consistent with its policies and the policies of its holding company with respect to capital adequacy, provided that such Bank's determination of compensation owing under this Section 2.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.11(e), release or diminish any of the Borrower's obligations to pay or cause the payment of additional amounts pursuant to this Section 2.11(c).

        (d)   In the event that any Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all the parties hereto) at any time that by reason of Regulation D such Bank is required to maintain reserves in respect of Eurocurrency loans or liabilities during any period that it has a Eurodollar Rate Loan outstanding (each such period, for any Bank, a "Eurocurrency Reserve Period"), then such Bank shall promptly give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks) specifying the additional amounts required to indemnify such Bank against the cost of maintaining such reserves (such written notice to provide a computation of such additional amounts), and the Borrower shall directly pay to such Bank such specified amounts as additional interest at the time that it is otherwise required to pay interest in respect of such Eurodollar Rate Loan or, if later demanded by the Bank, promptly on demand. Each Bank agrees that if it gives notice to the Borrower of the existence of a Eurocurrency Reserve Period, it shall promptly notify the Borrower of any termination thereof, at which time the Borrower shall cease to be obligated to pay additional interest to such Bank pursuant to the first sentence of this Section 2.11(d) until such time, if any, as a subsequent Eurocurrency Reserve Period shall occur.

        2.12    Compensation.    The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation and shall, absent manifest error, be final and conclusive and binding on all the parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or redeployment of deposits or other funds required by such Bank to fund its Eurodollar Rate Loans but excluding loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of, or Conversion from or into, Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed rescinded pursuant to Section 2.11(a)); (ii) if any repayment (including any prepayment made pursuant to Section 4) or Conversion of any of its Eurodollar Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or the Note of such Bank or (y) any action taken pursuant to Section 2.11(b).

        2.13    Use of Proceeds, Etc.    Borrower may request and use Loan proceeds solely and exclusively for the purpose (and for no other purpose, express or implied) of (i) the acquisition of Eligible Assets in accordance with, and subject in all respects with, the terms and conditions applicable to the acquisition of Eligible Assets as set forth in the Acquisition Repurchase Agreement (including, without limitation, those set forth in Sections    ,    and    of the Acquisition Repurchase Agreement), and (ii) satisfying a Liquidity Event (in either event, an "Approved Use"). Neither the Banks nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrower's use of the proceeds of the Loans, and neither the Banks nor the Administrative Agent shall be obligated to determine whether or not the Borrower's use of the proceeds of the Loans are for purposes permitted under the Borrower's Governing Documents. Nothing, including, without limitation, any Borrowing, any Conversion or any acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Banks or the Administrative Agent as to whether any investment by the Borrower qualifies under this Agreement or is otherwise permitted by the terms of the Borrower's Governing Documents.

SECTION 3

FEES

        3.01    Fees.    The Borrower agrees to pay to the Administrative Agent each of the Fees provided for in the Fee Letter when and as due, all of which Fees shall be irrevocable and nonrefundable.

SECTION 4

PREPAYMENTS; PAYMENTS

        4.01    Voluntary Prepayments.    The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 1:00 P.M. (New York time) at its Notice Office (x) at least one Business Day's prior written notice (such notice to be accompanied by a Borrowing Certificate) of its intent to prepay Base Rate Loans and (y) at least three (3) Business Days' prior written notice (such notice to be accompanied by a Borrowing Certificate) of its intent to prepay Eurodollar Rate Loans, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice and Borrowing Certificate the Administrative Agent shall promptly transmit to each of the Banks; (ii) in the case of Loans, each prepayment shall be in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of Eurodollar Rate Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than [$                        ]; (iii) each prepayment of Eurodollar Rate Loans made pursuant to this Section 4.01 which occurs on a date which is not the last day of the Interest Period applicable thereto shall be subject to the provisions of Section 2.12; and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. The Borrower may at any time by written notice to the Administrative Agent terminate this Agreement and the Commitments, subject to Section 12.13, if no Obligations are then outstanding.

        4.02    Mandatory Prepayments.    (a)    If at any time the aggregate outstanding principal amount of the Loans (the "Outstanding Obligations") exceeds the Total Commitment, as then in effect, subject to paragraph (e) below, the Borrower shall prepay the principal of the Loans (within five (5) Business Days) in an amount equal to such excess. The Administrative Agent shall promptly notify the Borrower of any action taken by the Administrative Agent pursuant to the preceding sentence.

        (b)    In the event that any Eligible Asset acquired with the proceeds of the Loan no longer meet the criteria for an Eligible Asset, as provided for in the Acquisition Repurchase Agreement (a "Prepayment Trigger Event"), the Borrower shall, within five (5) Business Days of such Prepayment Trigger Event, prepay the principal of the Loans in an amount equal to the Loan proceeds previously advanced by the Banks in respect of such Eligible Asset.

        (c)    Any Borrowings must be repaid in full, together with any interest owing with respect to such Borrowings, on a date which is not later than ninety (90) days from the date of such Borrowing.

        (d)    Any and all principal amounts paid with respect to any Eligible Asset shall, within    (    ) Business Days of the Borrower's, the Custodian's or the Bank's (as that term is defined in the Custodial Agreement) receipt thereof, be delivered to the Administrative Agent for the benefit of each of the Banks for application pro rata in reduction of the outstanding principal amount of the Loans.

        (e)    With respect to each prepayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and, in the case of Eurodollar Rate Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Rate Loans were made, provided that: (i) each prepayment of Eurodollar Rate Loans made pursuant to this Section 4.02 which occurs on a date which is not the last day of the Interest Period applicable thereto shall be subject to the provisions of Section 2.12; (ii) if any prepayment of Eurodollar Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than [$                        ], such outstanding Loans shall immediately be converted into Base Rate Loans; and (iii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation at the time of prepayment by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

        (f)    Notwithstanding anything to the contrary contained in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.

        4.03    Method and Place of Payment.    Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Bank or Banks entitled thereto not later than 10:00 A.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

        4.04    Net Payments.    (a)    All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which such Bank is organized or in which the principal office or Applicable Lending Office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank, in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

        (b)    Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04(c) (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Bank's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881 (c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed Copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio exemption) (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Bank shall not be required to deliver any such Form Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes to the extent that such Bank has not provided to the Borrower United States Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(c), the Borrower agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

        4.05    Extension of Maturity Date.    Provided no Event of Default or Incipient Default has occurred that is continuing, the Borrower shall have the option to extend the Maturity Date for one (1) period of twelve (12) months (the "Extension Period"); provided that, with respect to the Extension Period, (i) the Borrower delivers to the Administrative Agent a written request for such extension (an "Extension Notice") not more than one hundred twenty (120) days and not less than ninety (90) days prior to the then Maturity Date; (ii) the Administrative Agent receives payment of the Extension Fee; (iii) Borrower shall deliver to the Administrative Agent a certification from an authorized officer of the Borrower stating that as of the date that the Extension Notice no Event of Default or Incipient Default has occurred and is continuing; (iv) Borrower shall deliver to the Administrative Agent a certification from an authorized officer of the Borrower stating that as of the date that the Extension Period commences (a) no Event of Default or Incipient Default has occurred and is continuing and (b) all of the representations and warranties of the Borrower as set forth in Section 7 of this Agreement are true and correct; and (v) the Parent shall, as of the date of the Extension Notice, be a publicly traded company listed, quoted or traded on the New York Stock Exchange, NASDAQ or any such other nationally recognized stock exchange and the Parent shall covenant in writing to the Administrative Agent that it shall continue to be a publicly traded company listed, quoted or traded on the New York Stock Exchange, NASDAQ or any such other nationally recognized stock exchange during the entire term of the Extension Period.

SECTION 5

SECURITY

        5.01    Liens and Security Interests.    To secure performance by the Borrower of the payment of each Note and the other Obligations:

        (a)    The Parent shall grant, pledge and assign to the Administrative Agent, for the benefit of each of the Banks, a perfected security interest and lien (subject only to any security interest and lien granted to the Seller under, and as that term is defined in, the Acquisition Repurchase Agreement) in and to all of the Parent's Equity Interests into any Subsidiary of Parent (including, without limitation, any Newly Formed Subsidiary as and when formed), whether now existing or hereafter formed, any such grant, pledge and assignment to be in the form of the Pledge Agreement attached hereto as Exhibit F.

        (b)    Any Newly Formed Subsidiary formed in connection with the acquisition of an Eligible Asset in accordance with, and subject to, all of the terms and conditions set forth in the Acquisition Repurchase Agreement (including, without limitation, Sections    ,    , and    thereof) shall, at the time of the acquisition of such Eligible Asset, grant, pledge and assign to the Administrative Agent, for the benefit of each of the Banks, (i) an exclusive, perfected and prior security interest in and to all of such Newly Formed Subsidiary's right, title and interest in and to such Eligible Asset, any such grant, pledge and assignment to be in the form of the Security Agreement attached hereto as Exhibit I, and (ii) an exclusive, perfected and prior security interest in and to all of such Newly Formed Subsidiary's right, title and interest in and to the Collection Account established with respect to the Eligible Asset, any such grant, pledge and assignment to be in the form of the Account Control Agreement attached hereto as Exhibit J.

        (c)    Any Newly Formed Subsidiary formed in connection with the acquisition of an Eligible Asset in accordance with, and subject to, all of the terms and conditions set forth in the Acquisition Repurchase Agreement (including, without limitation, Sections    ,    , and    thereof) shall, at the time of the acquisition of such Eligible Asset deliver to the Administrative Agent or its designee (including the Custodian) the documents identified in the Custodial Agreement.

        (d)    Any Mortgage Asset Files (as that term is defined in the Acquisition Repurchase Agreement) not delivered to the Administrative Agent or its designee (including the Custodian) are and shall be held in trust by the applicable Newly Formed Subsidiary or its designee for the benefit of the Administrative Agent as the beneficiary of an exclusive, perfected and prior security interest in and to all of such Newly Formed Subsidiary's right, title and interest in and to such Eligible Asset pursuant to the related Security Agreement. The applicable Newly Formed Subsidiary or its designee shall maintain a copy of the Mortgage Asset File and the originals of the Mortgage Asset File not delivered to the Administrative Agent or its designee (including the Custodian). The possession of the Mortgage Asset File by the applicable Newly Formed Subsidiary or its designee is at the will of the Administrative Agent for the sole purpose of servicing the related Eligible Asset, and such retention and possession by such Newly Formed Subsidiary or its designee is in a custodial capacity only. Each Mortgage Asset File retained or held by the applicable Newly Formed Subsidiary or its designee shall be segregated on such Newly Formed Subsidiary's books and records, to the extent possible, from the other assets of such Newly Formed Subsidiary or its designee and the books and records of such Newly Formed Subsidiary or its designee shall be marked appropriately to reflect clearly the sale of the related Eligible Asset to the Administrative Agent. The applicable Newly Formed Subsidiary or its designee shall release its custody of the Mortgage Asset File only in accordance with written instructions from the Administrative Agent, unless such release is required as incidental to the servicing of the Eligible Assets.

        (e)    The Parent and each of its Subsidiaries which is a party to any Derivatives Contract shall grant, pledge and assign to the Administrative Agent, for the benefit of each of the Banks, all of its right, title and interest in and to any such Derivatives Contract, such grant, pledge and assignment to be in form and content acceptable to the Administrative Agent in its sole and absolute discretion.

        5.02    Agreement to Deliver Additional Collateral Documents.    The Borrower shall deliver such security agreements, financing statements, assignments and other collateral documents (all of which shall be deemed part of the "Collateral Documents"), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent, acting on behalf of the Banks, may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of, the Banks, first and exclusive security interests in the Collateral, together with other assurances which the Borrower is in a position to deliver as to the enforceability and priority of the Banks' liens and assurances of due recording and documentation of copy of the Collateral Documents, as the Administrative Agent may reasonably require to avoid material impairment of the liens and security interests granted or purported to be granted pursuant to this Section 5.

        5.03    Collection Account.    Subject to the conditions set forth below, the Borrowers shall be entitled to receive an amount equal to all Income (as that term is defined in the Acquisition Repurchase Agreement) paid or distributed on or in respect of the Eligible Assets assigned to the Administrative Agent pursuant to this Agreement that is not otherwise received by any Borrower, to the full extent it would be so entitled if a security interest in the Eligible Assets had not been granted in favor of the Administrative Agent. Notwithstanding the foregoing, each Borrower hereby agrees to instruct each applicable trustee, servicer or other party acting as paying agent with respect to the related Eligible Asset, to transfer all Income with respect to the Eligible Asset directly to the Administrative Agent for deposit into the Collection Account within two (2) Business Days after receipt thereof. On each Payment Date, any amounts on deposit in the Collection Account in respect of an Eligible Asset shall be applied as follows: first, to the payment of all fees, expenses, and other obligations then due to the Administrative Agent and/or the Banks and/or their respective Affiliates pursuant to this Agreement, and second, to the Operating Account (as that term is defined in the Acquisition Repurchase Agreement, for such purposes as the applicable Seller shall determine in its sole discretion. All investment income received with respect to the amount in the Collection Account shall be held by the Administrative Agent for the account of Borrowers, subject to Administrative Agent's liens on such amounts created under this Agreement and the other Loan Documents, and shall be paid to the Operating Account in the priority stated above, provided all amounts due and payable to the Administrative Agent, the Banks or their respective Affiliates under the terms of the this Agreement and the other Loan Documents have been timely paid.

        5.04    Payment of Costs and Expenses.    The Borrower shall, whether or not the transactions herein contemplated are consummated, pay, within ten (10) days after demand from the Administrative Agent, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loans or the Collateral, and the amount of such costs and expenses shall, until paid, bear interest at the rate applicable to Base Rate

Loans (or the Default Rate, if applicable) and shall be an obligation secured by the Collateral) (x) of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents (other than any Assignment and Acceptance Agreements) and the documents and instruments referred to herein and therein and the syndication of the Commitments and (y) of the Administrative Agent and each of the Banks in connection with the enforcement of this Agreement and the other Loan Documents (other than any Assignment and Acceptance Agreements) and any amendment, waiver or consent (other than an amendment, waiver or consent not requested by the Borrower in respect of an Assignment and Acceptance Agreement) relating hereto or thereto and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of not more than one counsel for the Administrative Agent and the Banks collectively).

SECTION 6

CONDITIONS PRECEDENT

        The obligation of each Bank to make any Loan is subject, at the time of each Loan Event (except as hereinafter indicated), to the satisfaction of the following conditions:

        6.01    No Default; Representations and Warranties.    On the Effective Date and at the time of each Loan Event and also immediately after giving effect thereto (i) there shall exist no Event of Default or Incipient Default, (ii) all representations and warranties contained herein and in the other Loan Documents executed by the Borrower shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (iii) there shall be outstanding no uncured Margin Deficit (under, and as such term is defined in, the Master Repurchase Agreement and/or the Acquisition Repurchase Agreement, as applicable).

        6.02    Execution of Agreement; Notes.    There shall have been delivered to the Administrative Agent for the account of each of the Banks, fully executed counterparts of this Agreement, the appropriate Note executed by the Borrower in the amount, maturity and as otherwise provided herein and all other Loan Documents.

        6.03    Notice of Borrowing.    Prior to each Loan Event (other than in respect of any Conversions) the Administrative Agent shall have received a Notice of Borrowing accompanied by a Borrowing Certificate.

        6.04    Opinions of Counsel.    The Administrative Agent shall have received opinions of Borrower's counsel with respect to due execution, authority, enforceability of the Loan Documents and such other matters as the Administrative Agent may reasonably require, all such opinions to be in form, scope and substance satisfactory to the Administrative Agent and its counsel in their sole discretion.

        6.05    Borrower's Closing Certificate.    There shall have been delivered to Administrative Agent a certificate dated the Effective Date and signed by a Responsible Officer of the Parent, stating that (i) all of the representations and warranties of the Borrower contained in Section 7 hereof and in the other Loan Documents executed by the Borrower are true and correct as of such date, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date; and (ii) no Event of Default or Incipient Default has occurred and is continuing, or would result from the making of Loans.

        6.06    Governing Documents.    On or before the Effective Date, Borrower shall deliver or cause to be delivered to the Administrative Agent (a) copies certified by Borrower of all organizational documentation related to each Borrower and each Newly Formed Subsidiary (if any) which must be acceptable to the Administrative Agent in its sole discretion, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of each Borrower and each Newly Formed Subsidiary (if any), as the Administrative Agent may request in its sole discretion, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by the Administrative Agent.

        6.07    Incumbency Certificate.    On or before the Effective Date, Borrower shall deliver to the Administrative Agent a signed certificate by a Responsible Officer of the Parent which shall certify the names of the officers authorized to sign each Loan Document and the other documents or certificates to be delivered pursuant thereto (including the Notices of Borrowing and the Notices of Conversion) together with the true signatures of each such officer. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

        6.08    Collateral Documents.    The Collateral Documents required to be delivered under Sections 5.01 and 5.02 hereof, duly executed by the appropriate Persons, together with evidence that (to the extent necessary) the Collateral Documents have been duly filed, evidenced and documented, that all recording taxes and fees have been paid and that all other actions have been taken in the manner necessary to establish, protect, preserve and perfect, as a valid lien or security interest the liens granted to the Banks thereunder, subject to no other security interest, including, without limitation, the filing of financing statements in form and substance satisfactory to the Administrative Agent.

        6.09    Borrowing Certificate.    A Borrowing Certificate dated as of the Effective Date.

        6.10    Adverse Change, Etc.    (a)    On the date of each Loan Event nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which is a Material Adverse Event.

        (b)    On the date of each Loan Event there shall be no actions, suits, investigations or proceedings pending or threatened by any entity (private or governmental) with respect to any Loan Document or any documentation executed in connection therewith or the transactions contemplated hereby which is a Material Adverse Event.

        6.11    Borrowings.    In connection with any Borrowing, except to the extent otherwise specifically provided for below, the Borrower shall be required to grant, pledge, and assign to the Administrative Agent, for the benefit of the Banks, all of its right, title, and interest in and to an Eligible Asset, the Associated Value of which must be equal to or greater than 200% of the amount of the proposed Borrowing and the following shall have occurred:

        (a)    Delivery of Materials.    The Borrower shall have delivered to the Administrative Agent such materials, documentation, records and data with respect to such Eligible Asset as may be requested by the Administrative Agent in its sole and absolute discretion. The undertaking by the Administrative Agent of its Due Diligence Review with respect to any proposed Eligible Asset to be pledged to the Administrative Agent for the benefit of the Banks, as provided for herein, shall be conducted by the Administrative Agent at no material cost to the Borrower unless the Administrative Agent shall have determined that the proposed Eligible Asset is an [esoteric] instrument or otherwise contains [nonconventional] features for which the Administrative Agent reasonably believes that a [legal review] is appropriate;

        (b)    Formation of Newly Formed Subsidiary.    The Parent shall have established a Newly Formed Subsidiary to take and hold title to the Eligible Asset, such Newly Formed Subsidiary to be, if required by the Administrative Agent, a Special Purpose Entity and to be otherwise acceptable to the Administrative Agent in all respects and such Newly Formed Subsidiary shall have executed and delivered to the Administrative Agent a Joinder Agreement;

        (c)    Delivery of Collateral Documents.    The Parent shall have delivered to the Administrative Agent a fully executed Pledge Agreement, Security Agreement and/or Account Control Agreement with respect to the Eligible Asset;

        (d)    Approval of Eligible Asset.    The Administrative Agent shall have approved, which approval may be withheld in the sole and absolute discretion of the Administrative Agent, the proposed Eligible Asset with respect to, among other things, the Associated Value thereof (which must be an amount equal to at least 200% of the amount of the Borrowing being requested) and conformity with the Eligible Asset criteria set forth in the Acquisition Repurchase Agreement;

        (e)    Delivery of Documentation and Legal Opinions.    The Borrower shall have delivered to the Administrative Agent such documentation and opinions of counsel as are required pursuant to the Borrowing Checklist attached hereto as Exhibit K; and

        (f)    Delivery of Custodial Agreement.

To the extent that the Administrative Agent and the Banks have agreed to fund a Borrowing requested by the Borrower, the Administrative Agent and the Banks shall use commercially reasonable efforts to fund such Borrowing within one (1) Business Day (or as soon thereafter as reasonable) from the date on which such Borrowing has been approved.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, in the event that the Administrative Agent shall have determined in its sole and absolute discretion that (i) the ratio of the Parent's Total Liabilities Ratio is less than seventy-five percent (75%), and (ii) the Debt Service Coverage Ratio (as determined in accordance with, and as that term is defined in, the Acquisition Repurchase Agreement) with respect to the proposed Eligible Asset is equal to or greater than 1.75x, then the Borrower shall not be required to grant, pledge or assign any Eligible Asset to the Administrative Agent as Collateral for the proposed Borrowing.

        6.12    Fees, Etc.    On the Effective Date, all Fees, costs and expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Administrative Agent and/or the Banks shall have been paid to the extent due.

        6.13    Consummation of Transaction.    On the Effective Date, all terms of the documentation for and all payments made in connection with or as a result of, the formation of the Borrower and the transactions contemplated by the Borrower's Governing Documents in effect on the Effective Date shall be satisfactory to the Banks.

        The acceptance of the benefits of each Loan Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Banks that all the conditions specified in this Section 6 exist as of that time. All the Notes, certificates, legal opinions and other documents and papers referred to in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Administrative Agent's Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Administrative Agent.

SECTION 7

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

        In order to induce the Banks to enter into this Agreement and to make the Loans, the Borrower (and, where indicated, the Parent) makes the following representations, warranties and agreements,

which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans:

        7.01    Organization and Good Standing.    Each Loan Party (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications.

        7.02    Authorization and Power.    Each Loan Party has the requisite power and authority to execute, deliver, and perform under this Agreement and the other Loan Documents executed by it; each Loan Party is duly authorized to, and has taken all action necessary to authorize such Loan Party to, execute, deliver, and perform under this Agreement and such other Loan Documents and is and will continue to be duly authorized to perform under this Agreement and such other Loan Documents.

        7.03    No Conflicts or Consents.    Neither the execution and delivery of this Agreement and the other Loan Documents by any Loan Party, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with any provision of law, statute, or regulation to which such Loan Party is subject or any material judgment, license, order, or permit applicable to such Loan Party or contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which such Loan Party is a party or by which such Loan Party may be bound, or to which such Loan Party may be subject, other than Liens created pursuant to the Collateral Documents. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Loan Party of the Loan Documents to which the Loan Parties are a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained.

        7.04    Enforceable Obligations.    This Agreement and the other Loan Documents to which the Loan Parties are party are, or when executed and delivered will be, the legal and binding obligations of such Loan Parties, enforceable in accordance with their respective terms.

        7.05    Agreements.    No Loan Party is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to result in a Material Adverse Event. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower is otherwise bound, other than (a) obligations incurred in the ordinary course of the Borrower's business and (b) obligations under the Loan Documents.

        7.06    Solvency.    (a)    No Borrower has entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) each Borrower has received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower in the last ten (10) years, and Borrower has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any Debtor Relief Laws. No Borrower is contemplating either the filing of a petition by it under any Debtor Relief Laws or the liquidation of all or a major portion of Borrower's assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower.

        7.07    Governmental Approvals.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Loan Document to which any Loan Party is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Loan Document against the Loan Parties or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain Collateral Documents).

        7.08    Financial Condition.    As of the Effective Date, the Borrower has delivered to the Administrative Agent copies of their respective most recent quarterly balance sheets and the related statements of income and cash flows, certified by a Responsible Officer of the Parent to be true and correct; such financial statements are true and correct, fairly present the respective financial condition of the Borrower as of such date and have been prepared in accordance with Tax Based Accounting Principles.

        7.09    Full Disclosure.    As of the Effective Date, there is no material fact known to the Borrower that has not been disclosed to the Banks in writing which constitutes a Material Adverse Event. Neither the financial statements referred to in Section 7.08 hereof, nor any certificate or statement delivered herewith or heretofore by the Borrower to the Banks or any of them in connection with negotiations of this Agreement, contains any untrue statement of a material fact or omits to state any material fact that constitutes a Material Adverse Event.

        7.10    No Default.    No event has occurred and is continuing which constitutes an Event of Default or Incipient Default.

        7.11    Material Adverse Event.    No changes to any Borrower have occurred which constitute a Material Adverse Event since the most recent financial statement delivered to the Administrative Agent.

        7.12    No Litigation.    As of the Effective Date, there are no material actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower as to which there is a reasonable possibility of an adverse determination that would constitute a Material Adverse Event. To the extent the representations and warranties in this Section 7 shall be remade as of any date subsequent to the date hereof, the Borrower shall be deemed to represent that as of such subsequent date, there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of the Borrower, threatened, against the Borrower which have not been disclosed to the Banks in writing and as to which there is a reasonable possibility of an adverse determination that would constitute a Material Adverse Event.

        7.13    Taxes.    Each Borrower has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by it, or with respect to any of their properties, which have become due, and income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon or are being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP. Each Borrower has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower which is material or not being contested in good faith. The Borrower has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower not to be subject to the normally applicable statute of limitations.

        7.14    No Plan Assets.    Borrower is not an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a "governmental plan" within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

        7.15    Compliance with Law.    The Borrower is in compliance with all laws, rules, regulations, orders and decrees (including, without limitation, those relating to environmental standards and controls) which are applicable to the Borrower or its respective properties and as to which the Borrower's failure to comply with constitutes a Material Adverse Event.

        7.16    Government Regulation.    Borrower is not (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

        7.17    Insider.    The Borrower is not an "executive officer," "director," or "person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities" (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of any Bank, of a bank holding company of which any Bank is a subsidiary, or of any subsidiary, of a bank holding company of which any Bank is a subsidiary, of any bank at which any Bank maintains a correspondent account or of any lender which maintains a correspondent account with any Bank.

        7.18    Fiscal Year.    The fiscal year of the Borrower is the calendar year.

        7.19    Use of Proceeds; Margin Regulations.    All proceeds of each Loan shall be used by the Borrower for purposes permitted under the Borrower's Governing Documents, provided that no part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan, the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

        7.20    The Collateral Documents.    The provisions of each Pledge Agreement will be effective to create in favor of the Administrative Agent, for the benefit of each of the Banks legal, valid and enforceable security interests in all right, title and interest of the Loan Parties in the Collateral described therein to the extent that a security interest can be created therein under the UCC, and the Administrative Agent, for the benefit of each of the Banks, has fully perfected liens on, and security interests in, all right, title and interest of the Loan Parties in all of the Collateral described therein (to the extent such security interest can be perfected by filing a UCC-1 financing statement or, to the extent required by the Pledge Agreement, Security Agreement and Account Control Agreement by taking possession of or controlling the respective collateral), subject to no other Liens, except to the extent granted by the Seller to the Buyer under, and as those terms are defined in, the Acquisition Repurchase Agreement.

        7.21    Brokerage Fees.    The Borrower and [            ] (and their respective affiliates) each represent and warrant to the other that (i) there is no brokerage commission payable in connection with the credit facility described in this Agreement and (ii) they have not engaged the services of a broker in connection with the credit facility described in this Agreement.

        7.22    Principal Place of Business; Location of Records; Federal Tax ID.    The principal places of business of the Borrower are located at c/o [                        ], [                        ], [                        ], [                        ]. All of the books and records of the Borrower are and will be kept at c/o [

                        ], [                        ], [                        ], [                        ] and will continue to be at such location (unless the Borrower notifies the Administrative Agent in writing at least thirty (30) days prior to the date of such change). The Borrower's federal taxpayer's identification number is [                        ].

        7.23    Office of Foreign Assets Control.    The Borrower is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Borrower's knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

        7.24    Patriot Act.    The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

        7.25    Certain Tax Matters.    The Borrower represents and warrants, and acknowledges and agrees, that it does not intend to treat the Loan and the related transactions hereunder as being a "reportable transaction" (within the meaning of United States Treasury Department Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent and the Banks. If the Borrower so notifies the Administrative Agent and the Banks, the Borrower acknowledges and agrees that the Administrative Agent and the Banks may treat the Loan as part of a transaction that is subject to United States Treasury Department Regulation Section 301.6112-1, and the Administrative Agent and the Banks will maintain the lists and other records required by such Treasury Regulation.

        7.26    REIT Status.    The Parent has not engaged in any material "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. The Parent for its current "tax year" (as defined in the Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

SECTION 8

AFFIRMATIVE COVENANTS

        The Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and the Notes, together with interest, Fees and all other

Obligations incurred hereunder and thereunder and under the other Loan Documents to which the Borrower is a party, are paid and performed in full:

        8.01    Financial Statements, Reports and Documents.    The Borrower shall deliver to the Administrative Agent sufficient copies for each of the Banks of the following:

        (a)    Quarterly Financial Statements.    As soon as available and in any event within the earlier to occur of (i) ten (10) days following the filing of the Parent's Form 10-Q with the Securities and Exchange Commission, and (ii) fifty-five (55) days after the end of each fiscal quarter of the Parent, the unaudited consolidated balance sheets of each Borrower and their respective Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for each Borrower and their respective Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a schedule of all contingent funding obligations and hedging positions of each Borrower and their respective Consolidated Subsidiaries and a certificate of a Responsible Officer of the Parent, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of each Borrower and their respective Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments).

        (b)    Annual Financial Statements.    As soon as available and in any event within the earlier to occur of (i) ten (10) days following the filing of the Parent's Form 10-K with the Securities and Exchange Commission, and (ii) one hundred (100) days after the end of each fiscal year of the Parent, the audited consolidated balance sheets of each Borrower and its respective Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for each Borrower and their respective Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of each Borrower and their respective Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Incipient Default or Event of Default.

        (c)    Tax Returns.    As soon as available, and in any event within thirty (30) days after filing with the applicable taxing authority, copies of all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by each Borrower and their respective Consolidated Subsidiaries, in each case with all supporting documentation and such other information as may be reasonably requested by the Administrative Agent.

        (d)    Borrowing Certificates.    In each instance where a Borrowing is occurring, a Borrowing Certificate will be delivered, on or prior to the date of the occurrence of such Borrowing by the Borrower to the Administrative Agent. In addition, a Borrowing Certificate shall be delivered as soon as available and, in any event, not later than fifteen (15) days after the end of each fiscal quarter (including the end of each fiscal year) as well as at any other time as the Administrative Agent shall reasonably request from time to time; provided that a Borrowing Certificate shall also be delivered by the Borrower to the Administrative Agent in respect of the final day of each fiscal year and such Borrowing Certificate shall be audited by the Borrower's independent certified accountants and shall be accompanied by the report of such audit and delivered to the Borrower concurrently with the annual financial statements referred to in Section 8.01(b).

        (e)    Certificate re Representations and Warranties.    As soon as available and, in any event, not later than thirty (30) days after the end of each fiscal quarter, the Borrower shall furnish to the

Administrative Agent a document certifying that all of the representations set forth in the Loan Documents remain true and correct as of the date of delivery of such document, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties were correct as of such earlier date.

        (f)    Compliance Certificates.    Concurrently with the delivery of each quarterly report referenced in Section 8.01(a) and at the time of each Loan Event (other than in respect of any Conversions), a certificate of a Responsible Officer of the Parent to the effect that (i) no Event of Default or Incipient Default has occurred and is continuing, and (ii) the Borrower (or the Parent, as applicable) is in compliance with Section 9.06 hereof (and setting forth in reasonable detail (and with reasonable supporting documentation) the calculations and other computations evidencing such compliance); provided, that if any of the events specified in (i) or (ii) above shall not be true, such certificate shall specify the nature and existence of the circumstances causing such statement to be untrue and the action which the Borrower is taking or proposes to take with respect thereto.

        (g)    Notice Default or Litigation; Material Adverse Event.    Immediately upon becoming aware thereof, notice of (i) the occurrence or existence of any condition or event which constitutes an Event of Default or Incipient Default, in which case the notice shall specify the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto and (ii) any litigation or governmental investigation or proceeding pending (x) against any Borrower or any of its Subsidiaries which constitutes a Material Adverse Event, or (y) with respect to any Indebtedness of the Borrower. Furthermore, the Borrower shall promptly notify the Administrative Agent in writing upon becoming aware that a Material Adverse Event affecting any Borrower shall have occurred.

        (h)    Eligible Assets.    With respect to any Eligible Assets acquired with Loan proceeds, such information, reports and data as would be required to be submitted by the Seller to the Buyer under, and as those terms are defined in, the Acquisition Repurchase Agreement, when and as such information, reports and data would be required to be delivered by such Seller to such Buyer as provided for in the Acquisition Repurchase Agreement.

        (i)    ERISA Reporting.    As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Parent knows, or with respect to any Plan to which the Parent or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a Responsible Officer of the Parent setting forth details respecting such event or condition and the action, if any, that the Parent or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Parent or an ERISA Affiliate with respect to such event or condition):

          (i)    any Reportable Event, or and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

          (ii)    the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by the Parent or an ERISA Affiliate to terminate any Plan;

          (iii)    the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan; and

          (iv)    the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if the Parent or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof.

        (j)    Certificates; Other Information. Furnish to the Administrative Agent:

          (i)    concurrently with the delivery of the financial statements referred to in Section 8.01(b) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Incipient Default or Event of Default, except as specified in such certificate;

          (ii)    concurrently with the delivery of the financial statements referred to in Section 8.01(a) above, a certificate of a Responsible Officer of the Parent substantially in the form of Exhibit L hereto (a) stating that, to the best of such Responsible Officer's knowledge, each Borrower during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied every material condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Incipient Default or Event of Default except as specified in such certificate, (b) showing in detail the calculations supporting such Responsible Officer's certification of Borrower's compliance with the requirements of Section 9.06, (c) setting forth a calculation of the Parent's Funds from Operation for the preceding fiscal quarter, and (d) showing in detail the calculations projected with respect to the requirements of Section 8.01(j)(iii) for the upcoming period of four (4) fiscal quarters;

          (iii)    as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Parent, a copy of the projections of the Parent of the operating budget and cash flow budget of the Parent for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Parent certifying that such projections have been prepared in good faith based upon reasonable assumptions;

          (iv)    promptly upon receipt thereof, copies of all reports submitted to the Parent by independent certified public accountants in connection with each annual, interim or special audit of the books and records of the Purchaser made by such accountants, including, without limitation, any management letter commenting on the Purchaser's internal controls submitted by such accountants to management in connection with their annual audit;

          (v)    within fifteen (15) days after the same are sent, copies of all financial statements and reports which the Parent sends to its stockholders, and within fifteen (15) days after the same are filed, copies of all financial statements and reports which the Parent may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

          (vi)    promptly upon the filing thereof, copies of all registrations statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which the Parent shall have filed with the Securities and Exchange Commission.

        (k)    Other Information.    Such other information (financial or otherwise) concerning the business, properties, condition (financial or otherwise) or prospects of the Borrower or the General Partner, as the Administrative Agent or any Bank shall reasonably request.

All quarterly and annual statements and certificates shall be certified as being accurate and correct in all material respects by a Responsible Officer of the Parent.

        8.02    Payment of Taxes.    The Borrower will pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon it, or them, or upon its, or their, income or profits, or upon any property belonging to it, or them, before the date upon which interest or penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a lien not otherwise permitted hereunder; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP.

        8.03    Maintenance of Existence and Rights.    Each Borrower will preserve and maintain its existence. The Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which constitutes a Material Adverse Event.

        8.04    Other Notices.    The Borrower will promptly notify the Administrative Agent in writing upon becoming aware of (a) any change in its financial condition or its business, in each case if such change constitutes a Material Adverse Event, (b) any default under any material agreement, contract, or other instrument to which the Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by the Borrower, in each case if it constitutes a Material Adverse Event, (c) any claim against or affecting the Borrower or any of its properties which constitutes a Material Adverse Event, or (d) the commencement of, and any determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting any Borrower if such commencement or determination constitutes a Material Adverse Event.

        8.05    Compliance with Loan Documents.    The Borrower will promptly comply with any and all covenants and provisions of this Agreement and all other Loan Documents executed by it.

        8.06    Operations and Properties.    Each Borrower will, and each Borrower will cause each of its Subsidiaries (if any) to, act prudently and in accordance with customary industry standards in maintaining, managing or operating its assets, properties, business, and investments so as not to cause a Material Adverse Event; each Borrower will, and each Borrower will cause each of its Subsidiaries (if any) to, keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of their respective businesses so as not to cause a Material Adverse Event.

        8.07    Books and Records; Access.    Upon the receipt of at least five (5) Business Days prior written notice, each Borrower will give any representative of the Administrative Agent or the Banks, or any of them, access during all normal business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books and records in the possession of such Borrower and relating to its affairs, to visit any of the properties of such Borrower and to meet with its financial officers and accountants. Prior to an Event of Default, such inspection shall be at the expense of the Administrative Agent or such Bank, as the case may be; during the continuance of an Event of Default while any Obligations are outstanding, such inspection shall be at the expense of Borrower, payable upon ten (10) Business Days prior written notice.

        8.08    Compliance with Law.    Each Borrower will comply with all applicable laws (including, without limitation, all Environmental Laws), rules, regulations, and all orders of any Governmental Authority, a breach of which constitutes a Material Adverse Event.

        8.09    REIT Status.    The Borrower covenants and agrees that the Parent shall at all times continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code, (ii) entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year, or the entering into by the Purchaser of any material "prohibited transactions" as defined in Sections 857(b) and 856(c) of the Code, and (iii) a publicly traded company listed, quoted or traded on the New York Stock Exchange, NASDAQ or any such other nationally recognized stock exchange.

        8.10    Insurance.    Each Borrower will maintain workmen's compensation insurance, liability insurance, and insurance on their respective present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of the real estate industry and the failure of which to maintain constitutes a Material Adverse Event. The Borrower will furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

        8.11    Authorizations and Approvals.    Each Borrower will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents to which it is a party.

        8.12    Maintenance of Liens.    Each Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Banks to report, file, and record every instrument that the Administrative Agent may reasonably deem necessary or advisable in order to preserve and protect the rights of the Banks as provided for in the Loan Documents.

        8.13    Further Assurances.    Each Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as the Administrative Agent may, from time to time, reasonably deem necessary or proper in connection with this Agreement or any of the other Loan Documents or the obligations of the Borrower hereunder or thereunder.

        8.14    ERISA.    (i)    The Borrower shall take all actions necessary so that at all times on and after the Effective Date the assets of the Borrower will not constitute the assets of any Employee Benefit Plan within the meaning of the Plan Asset Regulations and the Overall Transaction will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code and/or Section 406 of ERISA) that could subject the Administrative Agent and/or the Banks to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code and/or Section 502(i) of ERISA.

          (ii)    As soon as possible and, in any event, within ten (10) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any notices received by such Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Banks a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, ..67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following thirty (30) days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(l) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. The Borrower will deliver to each of the Banks copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Upon request, the Borrower will also deliver to the Administrative Agent a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Administrative Agent no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Event.

        8.15    Legal Separateness, Etc.    So as to ensure the legal separateness of each Borrower from the other, each Borrower covenants and agrees that it shall take all such action as is necessary to keep such entities legally separate and apart from each other including, without limitation, ensuring that all customary formalities regarding its existence are followed.

SECTION 9

NEGATIVE COVENANTS

        The Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and the Notes, together with interest, Fees and all other Obligations incurred hereunder and thereunder and under the other Loan Documents to which the Borrower is a party, are paid and performed in full:

        9.01    Mergers, Etc.    No Borrower shall enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material changes in its present method of conducting business, except any Subsidiary of the Parent may be merged or consolidated with or into the Parent (provided that the Parent shall be the continuing or surviving entity).

        9.02    Negative Pledge.    No Borrower will create or suffer to exist, or permit any Subsidiary (with the exception of Other Subsidiaries) to create or suffer to exist any mortgage, pledge, security interest, assignment, conditional sale or other title retention agreement, charge, encumbrance, or other Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral or any other property of such Borrower or Subsidiary other than as contemplated by the Collateral Documents.

        9.03    Fiscal Year and Accounting Method.    Borrower will not change its respective fiscal year or method of accounting.

        9.04    Governing Documents.    Without the prior written consent of the Administrative Agent and the Required Banks, the Borrower shall not alter, amend, modify terminate, or change any provision of the Governing Documents if the effect thereof would constitute a Material Adverse Event. With respect to any other proposed amendment, modification or change to the Governing Documents, the Borrower shall be required to obtain the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, prior to the effectiveness of such amendment, modification or change.

        9.05    Filing of Agreement.    Unless required to do so by law or applicable rules and regulations, Borrower will not file or post, and will not permit the filing or posting (electronically or otherwise) of, this Agreement or any of the other Loan Documents with the Securities and Exchange Commission.

        9.06    Financial Covenants.

        (a)    Maximum Total Liabilities Ratio.    At no time shall the Total Liabilities Ratio of the Borrower (on a consolidated basis) exceed eighty-five percent (85%).

        (b)    Minimum Liquidity Requirement.    At no time shall the Parent maintain less than $10,000,000 in Cash and Cash Equivalents.

        (c)    Fixed Charge Coverage Ratio.    At no time shall the Fixed Charge Coverage Ratio of the Borrower (on a consolidated basis) be less than 1.50 to 1.00.

        (d)    Minimum Interest Coverage Ratio.    At no time shall the Interest Coverage Ratio of the Borrower (on a consolidated basis) be less than 1.75 to 1.00.

        (e)    Minimum Tangible Net Worth.    At no time shall the Tangible Net Worth of the Borrower (on a consolidated basis) be less than the greater of (i) $40,000,000, and (ii) seventy-five percent (75%) of the net proceeds of any Equity Issuance (including, without limitation, the IPO) from and after the date of this Agreement by the Parent.

        (f)    Prohibition on Additional Indebtedness.    On a consolidated basis, the Borrower shall at no time be obligated for any Indebtedness in excess of $100,000,000 in the aggregate, which Indebtedness shall, for purposes hereof, include, inter alia, (i) the Borrower's obligations under this Agreement, (ii) the Borrower's obligations under the Guarantee Agreement executed pursuant to, and as that term is defined in, the Master Repurchase Agreement, (iii) the Borrower's obligations under the Acquisition Repurchase Agreement, and (iv) any Contingent Liabilities of the Borrower (on a consolidated basis), but which shall exclude (x) standard recourse carve-out guarantees, and (y) customary and standard trade payables incurred by the Parent in the ordinary course of business, provided that (a) the aggregate amount of any such outstanding trade payables shall at no time exceed $500,000, and (b) any such trade payable amounts shall be paid by the Parent within sixty (60) days of when they were incurred, and (z) fees payable under the Management Contract as in effect on the date hereof.

        (g)    Distributions.    The Parent shall not shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of the Parent, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, except, so long as no Default or Event of Default shall have occurred and be continuing, the Parent may make such payments solely to the extent necessary to preserve the status of the Parent as a REIT and to make payments subject to the following restrictions: (1) during the first year following the Effective Date of this Agreement, the Parent may make payments in an amount equal to (a) 103% of FFO only if a dividend payment is made to reimburse certain original shareholders for expenses associated with the capitalization of the Parent, or (b) 100% of FFO if no such dividend payment is made, and (2) after the first year following the Effective Date, the Parent may make payments in an amount equal to 100% of FFO.

        (h)    Buy Back of Capital Stock.    The Parent shall not (i) buy back any of its Capital Stock while this Agreement remains in effect, or (ii) exchange or permit the exchange of any of its Capital Stock in connection with and/or in consideration for any internalization of the management of the Parent.

        (i)    Payment of Third Party Management Fees.    Fees paid under the Management Contract (or any replacement or substitution thereof) shall at no time exceed the fees payable under the Management Contract on the date of the IPO.

        (j)    Positive Net Income.    Parent's Net Income shall be positive at all times following the first anniversary of the Effective Date of this Agreement.

        (k)    Qualified Transferee.    The Parent, or any Subsidiary thereof, that is at any time the [obligee] with respect to any Eligible Asset shall at no time fail to meet the requirements to be a [Qualified Transferee] of such Eligible Asset.

The covenants set forth in Section 9.06(a), (b), (c), (d) and (e) above shall be tested by the Administrative Agent on a calendar quarter basis.

        9.07    Additional Subsidiary Indebtedness.    The Parent shall not allow or suffer to exist any Indebtedness on the part of any new or hereafter existing Subsidiary unless the Parent shall have first delivered to the Administrative Agent a substantive nonconsolidation opinion of counsel with respect to the Parent, such Subsidiary and the Parent's obligations and liability with respect to such Indebtedness, such substantive nonconsolidation opinion to be in form, substance and content, and issued by a law firm, acceptable to the Administrative Agent in all respects.

        9.08    Limitation on Distributions.    Except to the extent otherwise specifically provided for herein, the Parent shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of the Parent, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, except, so long as no Incipient Default, Event of Default or Margin Deficit (under, and as that term is defined in, the Master Repurchase Agreement and/or the Acquisition Repurchase Agreement, as applicable), shall have occurred and be continuing, the Parent may make such payments solely to the extent necessary to preserve the status of the Parent as a REIT.

SECTION 10

EVENTS OF DEFAULT

        10.01    Events of Default.    An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Events of Default") shall occur and be continuing:

        (a)    the Borrower shall fail to pay when due (x) any principal of the Notes (including, without limitation, any Mandatory Prepayments), (y) interest on the Notes and such failure continues for five (5) Business Days following the date such payment was due, or (z) any Fee, expense, or other payment required hereunder, and, in the case of any such interest, fee, expense, or other payment (other than principal), such failure shall continue for ten (10) days following the date such payment was due; or

        (b)    any material representation or warranty made (or deemed made) by any Loan Party under this Agreement, or any of the other Loan Documents executed by it, or in any certificate or statement furnished or made to the Administrative Agent or the Banks or any of them pursuant hereto or in connection herewith or with the Loans, shall prove to be untrue or inaccurate in any respect as of the date on which such representation or warranty is made; or

        (c)    any default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 8 or 9), or of the covenants or agreements of the Loan Parties contained in any other Loan Document executed by any of them, and such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after written notice thereof has been given by the Administrative Agent to the Borrower; or

        (d)    any default shall occur in the performance of any of the covenants or agreements of the Borrower contained in Section 8 or 9 hereof; or

        (e)    any of the Loan Documents executed by the Loan Parties shall cease, in whole or in any material part, or any Loan Party shall claim or assert that any of such Loan Documents have ceased, in whole or in part, to be legal, valid, binding agreements enforceable against the Loan Parties in accordance with the terms thereof, or any of the Loan Documents shall in any way be terminated or become ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, titles, interest, remedies, powers, or privileges intended to be created thereby; or

        (f)    an Act of Insolvency shall have occurred with respect to any Borrower or any Subsidiary of any Borrower (including, without limitation, any Newly Formed Subsidiary); or

        (g)    any final judgment(s) for the payment of money in excess of the sum of $500,000 per occurrence or in the aggregate shall be rendered against any Borrower and such judgment or judgments shall not have been satisfied or vacated, discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof; or

        (h)    any Borrower shall (x) default in any payment of any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such

Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

        (i)    the Custodial Agreement or the Account Control Agreement or a replacement therefor acceptable to the Administrative Agent shall for whatever reason be terminated by the Borrower or cease to be in full force and effect (other than due to causes solely within the control of the Administrative Agent or Custodian), or the enforceability thereof shall be contested by any Borrower; or

        (j)    there shall occur any change in the condition (financial or otherwise) of the Borrower which constitutes, either individually or together with any other such change, a Material Adverse Event; or

        (k)    a Change of Control of any Borrower shall occur; or

        (l)    a Change of Control of the Parent shall occur; or

        (m)    the Parent shall cease at any time to qualify as a real estate investment trust under the Code or to be a publicly traded company, listed, quoted or traded on the New York Stock Exchange, NASDAQ or any such other nationally recognized stock exchange; or

        (n)    if any Termination Event with respect to a Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or will incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan and the insufficiency of any and all other Plans with respect to which such a Termination Event shall occur and be continuing at the same time (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing at the same time, the liability of either Borrower) is equal to or greater than $1,000,000; or

        (o)    if, any member of the ERISA Group shall commit a failure described in Section 402(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 402(f)(3) of ERISA or Section 412(n)(3) of the Code that will be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $1,000,000; or

        (p)    if there shall occur any [Event of Default] under, and as that term is defined in, the Acquisition Repurchase Agreement or the Master Repurchase Agreement; or

        (q)    if Gramercy Capital Manager LLC, a                        limited liability company ("GCM") or any Affiliate of GCM or SLG shall ever cease to be the Manager under the Management Contract;

        (r)    if any Newly Formed Subsidiary, if required by the Administrative Agent to be a Special Purpose Entity, fails at any time to comply with all of the requirements of being a Special Purpose Entity, as such requirements are set forth in the definition thereof; or

        (s)    the Management Contract shall be amended to increase the amount of compensation required to be paid to the Manager thereunder, or the Management Contract shall be otherwise materially amended to the detriment of the Parent, or the Manager shall be terminated, in any case without the prior written consent of the Administrative Agent; or

        (t)    upon the failure by the Parent to satisfy any of the following asset or income tests:

          (i)    At the close of each taxable year, at least 75 percent of the Parent's gross income consists of (i) "rents from real property" within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from "prohibited transactions" within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

          (ii)    At the close of each taxable year, at least 95 percent of the Parent's gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to Seller on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebted ness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in Section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

          (iii)    At the close of each quarter of the Parent's taxable years, at least 75 percent of the value of Parent's total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)5(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of the Parent's operations, but not including receivables purchased from another person), and government securities.

          (iv)    At the close of each quarter of each of the Parent's taxable years, (i) not more than 25 percent of the Parent's total asset value will be represented by securities (other than those described in paragraph (iii), (ii) not more than 20 percent of the Parent's total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (iii) (a) not more than 5 percent of the value of the Parent's total assets will be represented by securities of any one issuer (other than Government securities and securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code) of any of the REIT qualification tests pursuant to Section 856(c) of the Code.

        10.02    Remedies Upon Event of Default.    If an Event of Default shall have occurred and be continuing, then the Administrative Agent may, and, if directed in writing by the Required Banks, shall (a) terminate the Commitments of the Banks hereunder, (b) declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which the Borrower hereby expressly waives, anything contained herein, in any Note or any other Loan Document to the contrary notwithstanding, (c) exercise any right, privilege, or power set forth in the Collateral Documents, and/or (d) without notice of default or demand, pursue and enforce any of the rights and remedies of the Administrative Agent and/or the Banks under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement provided, however, that if any Event of Default specified in Section 10.01(f) shall occur with respect to any Borrower or any Newly Formed Subsidiary, the Commitments of the Banks hereunder shall terminate and the principal of, and all interest on, the Notes and other liabilities hereunder shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Banks, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Borrower hereby expressly waives.

        10.03    Performance by Administrative Agent.    During the continuance of any Event of Default while any Obligations are outstanding, should the Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, the Administrative Agent may perform or attempt to perform such covenant, duty, or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its principal office in New York, New York, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Banks assume any liability or responsibility for the performance of any duties of the Borrower hereunder or any of the Loan Documents or other control over the management and affairs of the Borrower, nor by any such action shall the Administrative Agent or the Banks be deemed to create a partnership arrangement with the Borrower.

SECTION 11

THE ADMINISTRATIVE AGENT

        11.01    Appointment.    Each Bank hereby irrevocably designates and appoints [                        ] as Administrative Agent (for purposes of this Section 11, the term "Administrative Agent" shall include [                        ], in its capacity as Administrative Agent pursuant to the Collateral Documents, except as may be specifically provided in such Collateral Documents) to act as specified herein and in the other Loan Documents, and each such Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Administrative Agent by the terms of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with any Bank, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Banks, the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.

        11.02    Administration of Loans by Administrative Agent.    The Administrative Agent shall be responsible for administering the Loans on a day-to-day basis. In the exercise of such administrative duties, the Administrative Agent shall use the same diligence and standard of care that is customarily used by the Administrative Agent with respect to similar loans held by the Administrative Agent solely for its own account.

        Each Bank delegates to the Administrative Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loans:

          (i)    to fund Loans in accordance with the provisions of the Loan Documents;

          (ii)    to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, the Borrower and, except for fees to which the Administrative Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Banks as provided for hereunder;

          (iii)    to keep and maintain complete and accurate files and records of all material matters pertaining to the Loans, and make such files and records available for inspection and copying by each Bank and its respective employees and agents during normal business hours upon reasonable prior notice to the Administrative Agent; and

          (iv)    to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loans and the rights and duties delegated hereinabove.

        11.03    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        11.04    Exculpatory Provisions.    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, information, representation or warranty contained in this Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith, (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Loan Documents, (iii) the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrower, (iv) the validity, enforceability, collectibility, effectiveness, perfection, priority, sufficiency or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith, (v) the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral or (vi) the existence or possible existence of any Incipient Default or Event of Default.

        11.05    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, affidavit, telex, teletype or telecopier message, cablegram, radiogram, order or other document, writing or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with any written request of the Required Banks, and each such request of the Required Banks, and any action taken or failure to act by the Administrative Agent pursuant thereto, shall be binding upon all of the Banks; provided, however, that the Administrative Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

        11.06    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Default or Event of Default unless the Administrative Agent has actual knowledge of the same or has received written notice from a Bank or the Borrower referring to this Agreement, describing such Incipient Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agent shall give prompt notice thereof to each of the Banks. Subject to Section 10.02, the Administrative Agent shall take such action with respect to such Incipient Default or Event of Default as shall be reasonably directed by the Required Banks. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Incipient Default or Event of Default as it shall deem advisable in the best interest of the Banks; and the Administrative Agent shall not incur liability to any Person by reason of so acting or refraining from acting. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Banks. Notwithstanding the foregoing, the Administrative Agent may, but shall not be required to accelerate the Obligations under this Agreement without the prior written direction of the Required Banks.

        11.07    Banks' Credit Decisions.    Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Bank or any holder of a Note, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own independent credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and has made its own independent decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Bank or any holder of a Note, and based on such documents and information as it shall deem appropriate at the time, continue to make its own independent credit decisions in determining whether or not conditions precedent to closing any Loan Event hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

        11.08    Administrative Agent's Reimbursement and Indemnification.    To the extent the Administrative Agent is not fully reimbursed and indemnified by the Borrower within five (5) Business Days after the delivery of a written request by the Administrative Agent to the Borrower for such reimbursement or indemnification or, if earlier, upon receipt by the Administrative Agent of a refusal from the Borrower to comply with such request, the Banks agree to promptly reimburse and indemnify the Administrative Agent, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under this Agreement or the other Loan Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Banks in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Bank shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

        11.09    Administrative Agent in its Individual Capacity.    With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein and in the other Loan Documents for a "Bank", and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks,"

"holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

        11.10    Holders.    The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case maybe, of such Note or of any Note or Notes issued in exchange therefor.

        11.11    Successor Administrative Agent.    (a)    The Administrative Agent may resign at any time by giving sixty (60) days' prior written notice to the Banks and Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent as provided in this Section 11.11. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no Event of Default shall have occurred and be continuing, such successor Administrative Agent shall have been approved by the Borrower, such approval not to be unreasonably withheld, conditioned or delayed. If no successor Administrative Agent shall have been so appointed by the Required Banks and accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Banks, a successor Administrative Agent. Each such successor Administrative Agent shall be a financial institution which meets the requirements of an Eligible Assignee. In the event of a final and binding judicial determination by a court of competent jurisdiction of gross negligence or willful misconduct with respect to the manner in which the Administrative Agent has carried out its duties hereunder, the Administrative Agent may be removed as Administrative Agent (and a successor appointed) under the Loan Documents at any time after such determination by the Required Banks upon at least thirty (30) days' prior written notice to the Administrative Agent and the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent's resignation hereunder, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

        (b)    Notwithstanding anything to the contrary set forth in Section 11.11(a) above, for so long as no Event of Default or Incipient Default exists, the Administrative Agent shall not resign without the prior consent of Borrower.

        11.12    Duties in the Case of Enforcement.    In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, at the request, or may, upon the consent, of the Required Banks, and provided that the Banks have given to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents respecting the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Banks. The Administrative Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Banks, and such instruction shall be binding upon all the Banks. The Required Banks may direct the Administrative Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Banks hereby agreeing to indemnify and hold the Administrative Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. The Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Banks, take such interim actions as it believes necessary to preserve the rights of the Banks hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Banks acknowledges and agrees that no individual Bank may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Administrative Agent.

SECTION 12

MISCELLANEOUS

        12.01    Payment of Expenses, Etc; Indemnification.    (a)    The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay, within ten (10) days after demand from the Administrative Agent, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loans or the Collateral, and the amount of such costs and expenses shall, until paid, bear interest at the rate applicable to Base Rate Loans (or the Default Rate, if applicable) and shall be an obligation secured by the Collateral) (x) of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents (other than any Assignment and Acceptance Agreements) and the documents and instruments referred to herein and therein and the syndication of the Commitments and (y) of the Administrative Agent and each of the Banks in connection with the enforcement of this Agreement and the other Loan Documents (other than any Assignment and Acceptance Agreements) and any amendment, waiver or consent (other than an amendment, waiver or consent not requested by the Borrower in respect of an Assignment and Acceptance Agreement) relating hereto or thereto and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, documentary, issue, sales and use, value added, property and other similar taxes (other than taxes imposed on net income) with respect to the matters described in foregoing clause (i) and hold each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iii) indemnify the Administrative Agent and each Bank, its officers, directors, employees, representatives and agents (the "Bank Indemnitees") from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements ("Losses") incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, the entering into and/or performance of this Agreement or any other Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Loan Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such Losses and any environmental liabilities with respect to any real estate or other assets held by the Borrower or any of its affiliates (but excluding any such Losses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

        (b)   The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger and each Lender and each of their Affiliates and Subsidiaries and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) (i) the Loan Documents, (ii) any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, (iii) any Hazardous Materials associated with any Eligible Asset or any other property of any Borrower or any Subsidiary thereof and/or (iv) any violation of any Plan Asset Regulation, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Administrative Agent, the Sole Book Manager, the Sole Lead Arranger, any Bank, any of their Affiliates or Subsidiaries, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

        (c)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 12.01 shall survive the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.

        12.02    Right of Setoff.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, the Borrower hereby grants to each of the Banks a right of offset, to secure repayment of the Obligations, upon any and all monies, securities, collateral or other property of the Borrower and the proceeds therefrom, now or hereafter held or received by the Administrative Agent or the Banks or any entity under the control of the Administrative Agent or any of the Banks and their respective successors and assigns (including, without limitation, branches and agencies of the Administrative Agent or any of the Banks wherever located), for the account of the Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of the Borrower at any time existing. The Banks are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to the Borrower, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against the Obligations, irrespective of whether the Banks shall have made any demand hereunder and although said Obligations, or any of them, shall be contingent or unmatured and regardless of any other collateral securing the Loans. The Borrower shall be deemed directly indebted to the Banks in the full amount of the Obligations, and the Banks shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR ANY OF THE BANKS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        12.03    Notices.    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower, at its address specified opposite its signature below, with a copy to [                        ], located at [                        ], [                        ], [                        ], Attention: [                        ], if to any Bank, at its Applicable Lending Office specified opposite its name on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

        12.04    Benefit of Agreement; Participations; Additional Banks; Register; New Notes; Etc.    (a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations under any of the Loan Documents.

        (b)   Each Bank may sell participations to one or more banks or other financial institutions (each, a "Participant") in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents, provided that (i) each such participation in less than all of such Bank's rights and obligations shall be in a minimum amount of $5,000,000, (ii) each Participant shall meet each of the requirements of an Eligible Assignee (other than the consent of the Borrower, which shall not be required if such participant is an affiliate of such Bank at the time of such sale or participation), (iii) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, and (iv) the only rights granted to the Participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest. In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement as if such transaction had not occurred (except as expressly provided in the immediately succeeding sentence). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 with respect to its participating interest to the extent that the Bank from which such Participant obtained its interest would be entitled to payments thereunder, it being understood that under no circumstances whatsoever shall the Borrower be liable for any additional costs or expenses of any kind due to any such participation and that the rights and obligations of the parties hereto shall remain the same as if no participation occurred. An assignment or other transfer which is not permitted by subsection (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

        (c)   Except as provided herein, each Bank may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it) to (A) (i) its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company, (ii) one or more Banks or (iii) in the case of any Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Bank or by an Affiliate of such investment advisor or (B) one or more Eligible Assignees, provided that any such assignment pursuant to preceding clause (B) above shall be subject to the satisfaction of the following conditions: (i) each of the Administrative Agent and the Parent shall have given its prior written consent to such assignment (provided that, in the case of (x) the Administrative Agent, such consent will not be unreasonably withheld, conditioned or delayed and (y) the Parent, such consent will not be unreasonably withheld, conditioned or delayed and shall not be required if an Incipient Default or Event of Default shall have occurred and be continuing), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (iii) each assignment of less than all of such Bank's interests, rights and obligations shall be in an amount that is at least $                        and is a whole multiple of $1,000,000, and (iv) the parties to such assignment shall execute and deliver to the Administrative

Agent, for recording in the Register, an Assignment and Acceptance Agreement, together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance Agreement, which effective date shall be at least five (5) Business Days after the execution thereof (except in the case of any Assignment and Acceptance Agreement executed in accordance with Section 11.12 which shall be of immediate effect), (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in subsection (d) below, be released from its obligations under this Agreement.

        (d)   The Administrative Agent shall maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Percentage of, and principal amount of the Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.

        (e)   Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (x) record the information contained therein in the Register and (y) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this subsection (e), the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Administrative Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be canceled and returned to the Borrower.

        (f)    Any assigning Bank shall retain its rights to be indemnified pursuant to Section 12.01 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not a United States Person (as such term is defined in Section 770(a)(30)) of the Code for United States federal income tax purposes, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Administrative Agent certification as to its exemption from deduction or withholding of any United States federal income taxes as described in section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Commitments and related Outstanding Obligations pursuant to Section 12.04(c) would, at the time of such assignment, result in additional amounts under Section 4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such additional amounts (although the Borrower shall be obligated to pay any other additional amount or increased cost resulting from changes after the date of the respective assignment as provided herein). Anything contained in this Section 12.04 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. 341, provided that no such pledge or enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

        (g)   Wachovia Capital Markets, LLC shall act as the exclusive arranger, advisor and manager (the "Sole Lead Arranger") and sole book manager ("Sole Book Manager") in connection with the assignment, transfer and/or participation of the Loans and shall manage all aspects of any assignment, transfer and participation of the Loans, including, without limitation, the timing of any assignment, transfer or participation, and the final allocations among the Banks. Borrower acknowledges and agrees that the Sole Lead Arranger and Sole Book Manager, or any Bank, may disclose to any prospective or actual assignee, transferee or Participant financial and other information regarding the Borrower, the Partners, any Parents and the transactions contemplated by the Borrower, including, but not limited to, financial projections related to the foregoing, and the Borrower agrees to cooperate with the Sole Lead Arranger, the Sole Book Manager and the Banks in providing any such information to such prospective or actual assignee, transferee or Participant in order to facilitate the transfer, assignment or participation of any Bank's interest in the Loans and/or the Loan Documents. The Borrower also agrees to provide any further assistance that the Sole Lead Arranger or Sole Book Manager may reasonably request, which assistance may include, without limitation, (A) direct contact by any such prospective or actual assignee, transferee or Participant with the Borrower's senior officers, representatives and advisors, at such time and at such places as the Sole Lead Arranger or Sole Book Manager may request (provided such places are in or around New York, New York), and (B) cooperation in the preparation of a "confidential information" memorandum and other marketing materials to be used in connection with any such assignment, transfer or participation. The Borrower also agrees to reimburse the Sole Lead Arranger and Sole Book Manager for all reasonable out-of-pocket fees and expenses (including, without limitation, reasonable attorneys' fees and disbursements) in connection with the transfer, assignment or participation of any Bank's interest in the Loans and/or the Loan Documents, provided the Borrower shall not be responsible for the portion of any fees and expenses which exceed $25,000. None of the Borrower, its Affiliates or its Subsidiaries will be permitted to purchase or accept an assignment, transfer or participation of any interest in the Loans or the Loan Documents.

        12.05    No Waiver; Remedies Cumulative.    No failure or delay on the part of the Administrative Agent or any Bank or the holder of any Note in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing among the Borrower and the Administrative Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

        12.06    Payments Pro Rata; Adjustments.    (a)    Subject to Section 12.17, the Administrative Agent agrees that promptly after its receipt of each payment (including payments with respect to principal of and interest on the Loans or the Notes) from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received. The Administrative Agent shall upon each distribution with respect to principal of and interest on the Loans or the Notes promptly notify the Borrower of such distribution and each Bank of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Bank. Each payment to the Administrative Agent under the first sentence of this Section shall constitute a payment by the Borrower to each Bank in the amount of such Bank's proportionate share of such payment, and any such payment to the Administrative Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Administrative Agent without regard to whether or when the Administrative Agent makes distribution thereof as provided above. If any payment received by the Administrative Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, the Administrative Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Bank accordingly.

        (b)   Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on the Loans or any fee provided for in Section 3.01, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total amount of such Obligation then owed and due to such Bank bears to the total amount of such Obligation then owed and due to all the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        (c)   If, after the Administrative Agent has paid each Bank's proportionate share of any payment received or applied by the Administrative Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by the Administrative Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Bank shall, at the Administrative Agent's request, promptly return its proportionate share of such payment or application to the Administrative Agent, together with the Bank's proportionate share of any interest or other amount required to be paid by the Administrative Agent with respect to such payment or application.

        (d)   Notwithstanding anything to the contrary set forth in any Loan Document, if in the opinion of the Administrative Agent distribution of any amount received by it in its capacity as Administrative Agent hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Banks. In addition, the Administrative Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such Persons as shall be determined by such court.

        12.07    Calculations; Computations.    (a)    The financial statements to be furnished to the Banks pursuant hereto shall in the case of the Borrower, be made and prepared in accordance with Tax Based Accounting Principles.

        (b)   All computations of interest hereunder shall be made on the basis (i) with respect to Eurodollar Rate Loans, of a year of three hundred sixty (360) days and for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable, and (ii) with respect to Base Rate Loans, of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

        12.08    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.    (a)    This Agreement and the other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding against the Borrower with respect to this Agreement or any other Loan Document to which the Borrower is a party may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth opposite its signature below, such service to become effective ten (10) days after such mailing. Nothing herein shall affect the right of the Administrative Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

        (b)   The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

        (c)   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WHETHER ORAL OR WRITTEN) OR OTHER ACTIONS OF ANY PARTY, RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED, INCLUDING, WITHOUT LIMITATION, ANY ACTION OF THE ADMINISTRATIVE AGENT OR THE BANKS RELATING TO THE ADMINISTRATION OF THE LOAN OR THE ENFORCEMENT OF THE LOAN DOCUMENTS, AND NONE OF THE PARTIES HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY OF THE BANKS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAN THE ADMINISTRATIVE AGENT OR ANY OF THE BANKS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        12.09    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

        12.10    Effectiveness.    This Agreement shall become effective on the date (the "Effective Date") on which (i) the conditions contained in Section 6 are met to the satisfaction of the Administrative Agent and (ii) the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

        12.11    Headings Descriptive.    The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        12.12    Amendment, Waiver, Consent, Etc.    (a)    Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval of the Administrative Agent, no term or provision of this Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Borrower, the Administrative Agent and the Required Banks.

        Notwithstanding the foregoing, the unanimous written approval of all the Banks (other than a Defaulting Bank) shall be required with respect to any proposed amendment, waiver, discharge, termination, consent which:

          (i)    with respect to any Loan, has the effect of (a) extending the final scheduled maturity or the date of any amortization payment, (b) reducing the rate or extending the time of payment of interest or fees thereon, (c) increasing or reducing the principal amount thereof, or (d) otherwise postponing or forgiving any indebtedness thereunder,

          (ii)   releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents,

          (iii)  amends, modifies or waives any provisions of this Section 12.12 or Section 11.05, 12.01, 12.02, 12.04, 12.06 or 12.07(b),

          (iv)  reduces the percentage specified in the definition of the Required Banks or otherwise changes the number or percentage of Banks or Commitments required to take (or not to take) any action hereunder,

          (v)   except as otherwise provided in the Agreement, changes the amount of any Bank's Commitment or Percentage (it being understood that a waiver of any Event of Default or an

  Incipient Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank),

          (vi)  releases or waives any Borrower from any of its Obligations hereunder or under the other Loan Documents or releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents, or

          (vii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or the other Loan Documents;

and provided, further, that without the consent of the Administrative Agent, no such action shall amend, modify or waive any provision of Section 11 or any other provision of any Loan Document as same relates to the rights or obligations of the Administrative Agent.

        (b)   With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Banks or all of the Banks, as the case may be, in accordance with the terms of this Agreement, or if the Administrative Agent is required hereunder to seek, or desires to seek, the approval of the Required Banks or all of the Banks, as the case may be, prior to undertaking a particular action or course of conduct, the Administrative Agent in each such case shall provide each Bank with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Administrative Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

    "THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN FOURTEEN (14) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE ADMINISTRATIVE AGENT AND RECITED ABOVE,"

and if the foregoing legend is included by the Administrative Agent in its communication, a Bank shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Bank fails to object to such action or course of conduct by written notice to the Administrative Agent within fourteen (14) calendar days of such Bank's receipt of such notice.

        12.13    Survival.    All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12, 4.04, 11.08 and 12.01 shall survive the execution and delivery of Agreement and the Notes and the making and repayment of the Loans.

        12.14    Domicile of Loans.    Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank.

        12.15    Audits of Borrowing Certificates.    The Administrative Agent shall have the right at any time and from time to time to audit any Borrowing Certificate delivered to the Administrative Agent pursuant to this Agreement. Each such audit shall be at the cost and expense of (x) in the event such audit confirms the accuracy of the respective Borrowing Certificate, the Banks or (y) in the event such audit reveals any discrepancy in such Borrowing Certificate (other than any de minimus discrepancies), the Borrower.

        12.16    Defaulting Banks.    (a)    Notwithstanding anything to the contrary set forth in this Agreement, upon the occurrence of a Bank Default, then, in addition to the rights and remedies that may be available to the Administrative Agent, other Banks, the Borrower or any other party at law or in equity, and without limitation thereof, (i) such Defaulting Bank's right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such Bank Default, and (ii) a Defaulting Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Non-Defaulting Banks for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Banks' respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such Bank Default. The Defaulting Bank's decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Bank to the Administrative Agent of its pro rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

        (b)   The Non-Defaulting Banks shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata based on the respective Commitments of those Banks electing to exercise such right) the Defaulting Bank's Commitment to fund future Loans (the "Future Commitment"). Upon any such purchase of the pro rata share of any Defaulting Bank's Future Commitment, the Defaulting Bank's share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance Agreement. Each Defaulting Bank shall indemnify the Administrative Agent and each Non-Defaulting Bank from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys' fees and funds advanced by the Administrative Agent or by any Non-Defaulting Bank, on account of a Defaulting Bank's failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

        12.17    Confidentiality.    The Administrative Agent, each Borrower and the Banks hereby acknowledge and agree that all information regarding the terms set forth in any of the Loan Documents or the transactions contemplated thereby (the "Confidential Terms") shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws including, without limitation, federal securities laws applicable to any Borrower or any Affiliate thereof, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Incipient Default or an Event of Default the Banks determine such information to be necessary or desirable to disclose in connection with enforcing or exercising the Banks' rights hereunder; provided, that nothing herein shall prevent any party from disclosing any such information (i) to any other party to this Agreement, (ii) to any proposed assignee or Participant of any Bank which agrees to comply with the provisions of this

Section, or (iii) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors or other Persons deemed necessary or appropriate in the reasonable judgment of the disclosing party, in each case who are made aware of and instructed to comply with the provisions of this Section 12.17; and, provided, further, that no disclosure made with respect to any Loan Document shall include a copy of such Loan Document to the extent that a summary would suffice in lieu thereof and in the event that it is necessary for a copy of any Loan Document to be disclosed, any specific terms set forth in such Loan Document with respect to fees, pricing, advance rates and the like shall be redacted therefrom prior to disclosure of such Loan Document. The provisions set forth in this section shall survive the termination of this Agreement for a period of one year following such termination.

        12.18    Usury Laws.    All agreements between the Loan Parties, on the one hand, and the Administrative Agent and/or the Banks, on the other hand, pursuant to this Agreement and the other Loan Documents shall be expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Administrative Agent and/or the Banks for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the other Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the parties hereto in the execution, delivery and acceptance of this Agreement and the other Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Administrative Agent or the Banks should ever receive as interest any amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Indebtedness evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Loan Parties, on the one hand, and the Administrative Agent and/or the Banks, on the other hand.

        12.19    Integration.    This Agreement is intended by the parties hereto as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

        12.20    Joint and Several Liability.    (a)    Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the Banks to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of all of the Borrowers hereunder.

        (b)   Each Borrower hereby agrees that, to the extent another Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower which has not paid its proportionate share of such payment; provided however that the provisions of this clause shall in no respect limit the obligations and liabilities of any Borrower to the Banks, and, notwithstanding any payment or payments made by any Borrower (the "paying Borrower") hereunder or any set-off or application of funds of the paying Borrower by the Banks, the paying Borrower shall not be entitled to be subrogated to any of the rights of the Banks against any other Borrower or any collateral security or guarantee or right of offset held by the Banks, nor shall the paying Borrower seek or be entitled to seek any contribution or reimbursement from the other Borrower in respect of payments made by the paying Borrower hereunder, until all amounts owing to the Banks by the Borrowers under the Loan Documents are paid in full. If any amount shall be paid to the paying Borrower on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Borrower in trust for the Banks, segregated from other funds of the paying Borrower, and shall, forthwith upon receipt by the paying Borrower, be turned over to the Banks in the exact form received by the paying Borrower (duly indorsed by the paying Borrower to the Banks, if required), to be applied against amounts owing to the Banks by the Borrowers under the Loan Documents, whether matured or unmatured, in such order as the Banks may determine.

        (c)   Each Borrower shall remain obligated under this Section 12.20 notwithstanding that, without any reservation of rights against such Borrower and without notice to or further assent by such Borrower, any demand by the Banks for payment of any amounts owing to the Banks by any other Borrower under the Loan Documents may be rescinded by the Banks and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Banks, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Banks may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Banks for the payment of amounts owing to the Banks by the Borrowers under the Loan Documents may be sold, exchanged, waived, surrendered or released. The Banks shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to the Banks by the Borrowers under the Loan Documents, or any property subject thereto. When making any demand hereunder against any Borrower, the Banks may, but shall be under no obligation to, make a similar demand on any other Borrower, and any failure by the Banks to make any such demand or to collect any payments from any other Borrower, or any release of such other Borrower shall not relieve any Borrower in respect of which a demand or collection is not made or the Borrowers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Banks against the Borrowers. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

        (d)   Each Borrower waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to the Banks by any other Borrower under the Loan Documents and notice of or proof of reliance by the Banks upon such Borrower or acceptance of the obligations of such Borrower under this Section 12.20, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of the Borrowers under this Section 12.20; and all dealings between the Borrowers, on the one hand, and the Banks, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of the Borrowers under this Section 12.20. Each Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Borrower with respect to any amounts at any time owing to the Banks by such Borrower under the Loan Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Loan Documents. Each Borrower understands and agrees that it shall continue to be liable under this Section 12.20 without regard to (a) the validity, regularity or enforceability of any other provision of this Agreement or any other Loan Document, any amounts at any time owing to the Banks by the Borrowers under the Loan Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Banks, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower against the Banks, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for any amounts owing to the Banks by the Borrower under the Loan Documents, or of the Borrower under this Agreement, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Borrower, the Banks may, but shall be under no obligation to, pursue such rights and remedies as it may have against such Borrower or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by the Banks to pursue such other rights or remedies or to collect any payments from such Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of such Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Banks against Borrower.

        (e)   Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of any Borrower hereunder in respect of the liabilities of the other Borrowers under this Agreement and the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Borrower under applicable federal and state laws relating to the insolvency of debtors.

        12.21    The Administrative Agent's Appointment as Attorney-in-Fact.     (a)    Following the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (coupled with an interest) with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, from time to time in Administrative Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Borrower hereby gives Administrative Agent the power and right, on behalf of such Borrower, without assent by, but with written notice to, such Borrower, to do the following:

          (i)    in the name of such Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Eligible Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Administrative Agent for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Eligible Assets whenever payable;

          (ii)   to pay or discharge taxes and Liens levied or placed on or threatened against the Eligible Assets;

          (iii)  (A) to direct any party liable for any payment under any Eligible Assets to make payment of any and all moneys due or to become due thereunder directly to Administrative Agent or as Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Eligible Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Eligible Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Eligible Assets or any proceeds thereof and to enforce any other right in respect of any Eligible Assets; (E) to defend any suit, action or proceeding brought against such Borrower with respect to any Eligible Assets; (F) to settle, compromise or adjust without such Borrower's consent any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Eligible Assets as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent's option and such Borrower's expense, at any time, and from time to time, all acts and things which Administrative Agent deems necessary to protect, preserve or realize upon the Eligible Assets and Administrative Agent's Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Borrower might do; and

          (iv)  to direct the actions of the Custodian with respect to the Eligible Assets under the Custodial Agreement.

        Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by the express terms hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

        12.22    Exculpation of Administrative Agent.    The powers conferred on Administrative Agent hereunder are solely to protect Administrative Agent's interests in the Eligible Assets and shall not impose any duty upon it to exercise any such powers. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BORROWER:
GRAMERCY CAPITAL CORP., a Maryland corporation

By:

Name:
Title:
Address:
[ ] [ ]
Telephone No.: [ ] Telecopier No.: [ ] Attention: [ ]
GKK CAPITAL LP, a [ ] limited partnership

By:

Name:
Title:
Address:
[ ] [ ]
Telephone No.: [ ] Telecopier No.: [ ] Attention: [ ]

Address:	[ ], Individually and as Administrative Agent
One Wachovia Center 301 South College Street Charlotte, NC 28288

By:

Telephone No.: (704) 383-4984		Name:
Telecopier No.: (704) 715-0066 Attention: William J. Cohane		Title:

Address:	WACHOVIA CAPITAL MARKETS, LLC, as Sole Lead Arranger and Sole
[ ] [ ]
By:

Telephone No.: [ ]		Name:
Telecopier No.: [ ] Attention: [ ]		Title:

SCHEDULE I

STATED COMMITMENT AMOUNTS

Name of Bank	Stated Commitment Amount
[ ]	$25,000,000

I-1

SCHEDULE II

APPLICABLE LENDING OFFICES

Name of Bank	Base Rate Lending Office	Eurodollar Lending Office
[ ]	One Wachovia Center 301 South College Street 16th Floor Charlotte, NC 28288	One Wachovia Center 301 South College Street 16th Floor Charlotte, NC 28288

II-1

QuickLinks

  Exhibit 10.9
CREDIT AGREEMENT among GRAMERCY CAPITAL CORP., and GKK CAPITAL LP, individually and collectively as Borrower, THE FINANCIAL INSTITUTIONS NAMED HEREIN, as Banks, and [ ], as Administrative Agent with WACHOVIA CAPITAL MARKETS, LLC, as Sole Lead Arranger and Sole Book Manager Dated as of July , 2004
TABLE OF CONTENTS
W I T N E S S E T H
SECTION 1 DEFINITIONS AND PRINCIPLES OF CONSTRUCTION
SECTION 2 AMOUNT AND TERMS OF CREDIT
SECTION 3 FEES
SECTION 4 PREPAYMENTS; PAYMENTS
SECTION 5 SECURITY
SECTION 6 CONDITIONS PRECEDENT
SECTION 7 REPRESENTATIONS, WARRANTIES AND AGREEMENTS
SECTION 8 AFFIRMATIVE COVENANTS
SECTION 9 NEGATIVE COVENANTS
SECTION 10 EVENTS OF DEFAULT
SECTION 11 THE ADMINISTRATIVE AGENT
SECTION 12 MISCELLANEOUS
SCHEDULE I
STATED COMMITMENT AMOUNTS
SCHEDULE II APPLICABLE LENDING OFFICES